Exhibit 10.32

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JWO/MJG/db	03IND-NNN
11/03/11	18317
11/11/11
11/16/11
11/21/11
12/7/11

C O M M E R C I A L   P A R K   L E A S E

THIS LEASE CONTRACT entered into by and between “Landlord” and “Tenant” on this the 27th day of December, 2011 in accordance with the terms and conditions hereinafter set forth.

W I T N E S S E T H

ARTICLE I. BASIC PROVISIONS AND CERTAIN DEFINED TERMS

1.	“LANDLORD”: Weingarten/Lufkin, Inc.

“NOTICE ADDRESS”: 2600 Citadel Plaza Drive, Suite 125, Houston, TX 77008, Attn: General Counsel

2.	“TENANT”: Francesca’s Collections, Inc., a Texas corporation.

Tenant’s Trade Name (d/b/a): Francesca’s Collections

“NOTICE ADDRESS”: “Primary Address”: 8760 Clay Road, Suite 100, Houston, TX 77080, Attn: General Counsel

“Secondary Address”: 3480 W. 12th Street, Houston, TX 77008, Attn: General Counsel

So long as Tenant is occupying the Leased Premises, the Primary Address shall be deemed to be the Notice Address. At any time when Tenant is not occupying the Leased Premises, the Secondary Address shall be deemed to be the Notice Address.

3.	“GUARANTOR”: None

4.	“LEASED PREMISES”: Approximately 217,869 square feet constituting part of the Commercial Park as shown on Exhibit “A”. The Leased Premises are known by street address as: 8760 Clay Road, Suite 100, Houston, TX 77080.

5.	Lease Term:

“COMMENCEMENT DATE”: October 1, 2012, or such earlier date as Tenant may elect if the construction work required under this Lease is completed prior to October 1, 2012.

“TERMINATION DATE”: April 30, 2020

6.	“BASE RENT”:

	Annual Base Rent psf	Total Monthly Base Rent
October 1, 2012 – April 30, 2013:	$0.00	$0.00 per month
May 1, 2013 – September 30, 2014:	$2.82	$51,199.22 per month
October 1, 2014 – September 30, 2016:	$2.94	$53,377.91 per month
October 1, 2016 – September 30, 2018:	$3.06	$55,556.60 per month
October 1, 2018 – April 30, 2020:	$3.18	$57,735.29 per month

7.	“SECURITY DEPOSIT”: $35,000.00 which shall be due and payable pursuant to the terms of Section 13.01 hereinbelow.

8.	“PERMITTED USE”: Corporate Office, warehouse and distribution center for retail merchandise and related uses.

9.	“WATER COSTS”: Subject to the terms of Section 5.01, water and sanitary sewer shall be separately metered to the Leased Premises.

10.	“ADDITIONAL RENT”: Commencing on the “Base Rent Commencement Date” (which is defined as May 1, 2013), Tenant shall pay Tenant’s Share of the Operating Costs (as said terms are defined in Article XXI). The initial monthly amount payable will be $0.10 per square foot of the Leased Premises per month, or $21,786.90 per month, subject to adjustment as provided in Article XXI.

11.	“ADVANCE RENTAL”: Upon execution hereof, Tenant shall pay to Landlord the sum of $72,986.12 (consisting of $51,199.22 Base Rent, plus $21,786.90 Tenant’s Share of the Operating Costs) as Advance Rental. On the Base Rent Commencement Date, the Advance Rental shall be credited toward Tenant’s Base Rent and Additional Rent due hereunder.

12.	“PARKING ALLOCATION”: Initially, Tenant shall have the use of 200 parking spaces in the Commercial Park subject to increase of additional 75 parking spaces as set forth in Article VII below.

Each of the foregoing provisions and defined terms shall be construed in conjunction with the references thereto contained in the other sections of this Lease. Each reference in this Lease to any of the foregoing basic Lease provisions and defined terms shall be construed to incorporate each term set forth above under such basic Lease provisions or defined term.

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ARTICLE II - PREMISES

Section 2.01. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the leased premises (the “Leased Premises”) as described in Article I.4., hereinabove, which, for all purposes, shall be deemed to consist of that number of square feet stated in Article I.4., above (subject to Tenant’s architect confirming same as hereinafter provided). Landlord covenants that it has full right, power and authority to enter into this Lease and that Tenant, upon performing all of Tenant’s obligations under this Lease and timely paying all rent, shall peaceably and quietly have, hold and enjoy the Leased Premises during the Term without hindrance, ejection or molestation by any person lawfully claiming Leased Premises. The Leased Premises are located on part of the tract of property described in Exhibit “B”, which is annexed hereto and incorporated by reference herein and made a part hereof for all purposes. The land described in Exhibit “B” (as it may be reduced or increased from time to time as designated by Landlord, provided any such reduction or increase has no materially adverse effect upon Tenant’s use or quiet enjoyment of the Leased Premises nor upon Tenant’s rights or obligations under this Lease) and any existing and future buildings, parking area, truck loading areas, service areas and other improvements now existing or hereafter erected thereon are sometimes herein referred to as the “Commercial Park”. Landlord reserves the right to place in, under, over or through the Leased Premises pipes, wires, lines, and facilities serving other areas of the Commercial Park provided Landlord provides Tenant reasonable advance notice in writing, Landlord is solely responsible for all associated costs, and such right is exercised in a manner which does not unreasonably interfere with Tenant’s use or quiet enjoyment of or the conduct of its business at the Leased Premises.

Section 2.02. The Leased Premises shall be constructed in material compliance with the Construction Rider attached hereto and incorporated by reference herein for all purposes.

Section 2.03. In determining the floor area of the Leased Premises, distances shall be measured from the exterior face of all exterior walls and the center of all partition walls which separate the Leased Premises from any interior area. Walls separating the Leased Premises from a mall and corridor walls shall be deemed to be exterior walls of the Leased Premises.

Within thirty (30) days after the Commencement Date of the Lease, Tenant shall have the right to cause its architect to remeasure the Leased Premises. If such measurement determines that the actual leasable ground floor area of the Premises is greater or less than the leasable ground floor area of the Premises set forth hereinabove, then Landlord and Tenant shall promptly thereafter execute an amendment to this Lease, reflecting the actual square footage of the Leased Premises, and adjusting proportionately the rental obligations of Tenant which are expressed in this Lease as being calculated with reference to the square footage of the Leased Premises. In the event Landlord and Tenant dispute the measurement of the Premises, then Landlord and Tenant shall appoint an independent architect to determine the exact number of square feet contained in the Premises. The parties shall share in the cost of such independent architect. In the event Tenant fails to notify Landlord of its remeasurement within thirty (30) days after the Commencement Date, then it will be conclusively deemed that the Leased Premises contain 217,869 square feet.

ARTICLE III - TERM

Section 3.01. The term of this Lease shall commence on the Commencement Date as defined in Article I.5., and shall terminate on the Termination Date as defined in Article I.5., above unless sooner terminated in accordance with the terms and conditions hereinafter set forth. At the reasonable request of Landlord from time to time made, Tenant will execute one or more Memoranda or letters stating the commencement and termination dates of the Lease. Unless Tenant shall have exercised its renewal right hereunder, pursuant to the Option Rider attached hereto and incorporated herein, during the last one hundred eighty (180) days of the lease term, Landlord shall have the right to place signs in, at, on and about the Leased Premises advertising it for rent or sale.

ARTICLE IV - RENTAL

Section 4.01. As “Base Rent”, Tenant covenants and agrees to pay to Landlord in Houston, Harris County, Texas, at P. O. Box 924133, Houston, Texas 77292-4133 or at such other address as Landlord may from time to time designate in writing the sum(s) set forth in Article I.6., above. Payments made to a lockbox are not reviewed or read, and any written statements or notices on a check deposited in a lockbox are not binding or enforceable upon Landlord. All notices shall be in writing, and if sent to Landlord, sent to Landlord’s Notice Address (as defined in this Lease). All such Base Rent payments shall be made on the first day of each calendar month, monthly in advance, for each and every month in the term of this Lease following the Base Rent Commencement Date. Upon the Base Rent Commencement Date, the Advance Rental, described in Article I.11., shall be applied toward the Base Rent and Additional Rent for the first full calendar month following the Base Rent Commencement Date.

Section 4.02. All rent and other sums hereunder provided to be paid by Tenant shall be due and payable by Tenant without demand, deduction, abatement or set-off except as expressly provided herein.

Section 4.03. All other sums and charges of whatever nature required to be paid by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, all payments set forth in Article XXI, below, entitled “Additional Rent”) constitute additional rent (whether or not same be designated “Additional Rent”) and failure by Tenant to timely pay such other sums or charges may be treated by Landlord as a failure by Tenant to pay Base Rent.

ARTICLE V – UTILITIES

Section 5.01. Tenant will at its own cost and expense pay for all water, sanitary sewer, gas, electricity and other utilities used in the Leased Premises and will save and hold Landlord harmless from any charge or liability for same. Such payments shall be made directly to the supplier of any utility separately metered (or submetered) to the Leased Premises and on such equitable basis as may be reasonably determined by Landlord with respect to any such utilities which are metered to Tenant in common with other occupants of the Commercial Park. The water and sanitary sewer service for the Leased Premises and the “Expansion Space” (as defined in Article XXVI) is metered through a single meter (herein the “Master Water Meter”) and Tenant shall be responsible for payment of all water and sanitary sewer metered through the Master Water Meter. In the event the Expansion Area is ever occupied by a third party tenant (other than Tenant or its affiliates), then Landlord shall install a flow meter between the Master Water Meter and the Expansion Space (“Flow Meter”) in order to measure the

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amount of water flowing into the Expansion Space. In such event, Landlord shall reimburse Tenant on a monthly basis an amount equal to the product of (i) the total amount of the monthly water bill as indicated on the Master Water Meter multiplied by (ii) a fraction, the numerator of which is the amount of water flowing through the Flow Meter and the denominator of which is the amount of water flowing through the Master Water Meter.

Section 5.02. No interruption or malfunction of any utility services (including, without limitation, water and sanitary sewer services) for any reason whatsoever shall constitute an eviction or disturbance of Tenant’s use and possession of the Leased Premises or a breach by Landlord of any of its obligations hereunder or render Landlord liable for any damages (including, without limitation, consequential or special damages) or entitle Tenant to be relieved from any of its obligations hereunder (including the obligation to pay rent) or grant Tenant any right of set-off or recoupment. In the event of any such interruption of any such services, Landlord shall use reasonable diligence to restore such service as soon as reasonably possible in any circumstances in which such interruption is caused by Landlord’s fault. Notwithstanding any term or provision to the contrary contained herein, in the event that such utility services are interrupted due to the negligence of Landlord for a period longer than twenty-four (24) hours, and provided that Tenant shall have given notice of such interruption to Landlord, then to the extent that Tenant cannot and does not conduct its business in the Leased Premises due to such interruption, Minimum Rent and additional charges shall abate until such interrupted utility services have been restored.

ARTICLE VI – USE

Section 6.01. Tenant will use the Leased Premises solely for the Permitted Use. Tenant, at its own expense: will comply with all Federal, State, municipal and other laws, codes, ordinances, rules and regulations (including those reasonably promulgated by Landlord) applicable to the Leased Premises and the business conducted therein by Tenant. Tenant will not use any loudspeaker, phonograph, radio or sound amplifier heard outside the Leased Premises at such a volume as to be offensive to a person of reasonable sensitivity; and will not commit any act which is a nuisance or annoyance to Landlord or to other tenants (in each case, assuming reasonable sensitivity on the part of Landlord or such other tenants), or which might, in the commercially reasonable judgment of Landlord, appreciably damage Landlord’s goodwill or reputation, or tend to injure or depreciate the Commercial Park. Tenant shall be responsible, at its sole cost and expense, for the removal of its trash and rubbish. In the event Landlord has established or should establish a common trash and rubbish removal program or disposal program at the Commercial Park, Tenant shall participate in such program. In the event the Leased Premises are to be used for storage of merchandise, Tenant will not stack goods or merchandise higher than 24 inches below the bottom of the lowest fire sprinkler head (if the Leased Premises are sprinklered) or 24 inches below the bottom of the lowest roof joist (if the Leased Premises are not sprinklered). Tenant agrees to comply with all rules and regulations of any property owners’ association or similar association covering the Leased Premises and those which may be reasonably prescribed by Landlord from time to time.

If at any time Tenant should vacate the Leased Premises, Tenant shall give Landlord at least thirty (30) days prior written notice thereof. Additionally, Tenant shall be responsible for paying any additional costs associated with the Leased Premises being vacant, including, but not limited to any increases in Landlord’s fire and extended coverage insurance on the building of which the Leased Premises is a part.

Section 6.02.A. Tenant will not store or handle “Hazardous Substances” (as hereinafter defined) in, on, or about the Commercial Park except for such types and in such quantities as are reasonably necessary for Tenant’s business. In no event will Tenant dispose of Hazardous Substances in, on or about the Commercial Park. Tenant will notify Landlord promptly when it becomes aware of the spillage, release, or other discharge of any Hazardous Substance in, on, or about the Commercial Park, however caused. Tenant will take all necessary steps to promptly clean up any spills, releases, or other discharges of Hazardous Substances caused by Tenant or Tenant’s use of the Commercial Park or caused by any of Tenant’s agents, employees, invitees, assignees, sublessees, contractors or customers or their respective uses of the Commercial Park. Tenant agrees to indemnify and hold Landlord and Landlord’s employees, directors, officers, and agents harmless from all losses, claims, suits, actions, damages, or liability (including costs and expenses of defending against the aforesaid) arising from Tenant’s breach of any provision of this Section 6.02 or arising from any spills, releases, or other discharges of Hazardous Substances caused by Tenant or Tenant’s use of the Commercial Park or caused by any of Tenant’s agents, employees, invitees, assignees, sublessees, contractors or customers or their respective uses of the Commercial Park. For the purpose of this Lease, Hazardous Substance shall mean any hazardous substance, hazardous waste, or hazardous material as such terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act. 42. U.S.C. Sect. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sect. 6901 et seq., and Hazardous Materials Transportation Act, 49 U.S.C. Sect. 1801 et seq., respectively.

Section 6.03. Landlord hereby advises Tenant that as of the date of this Lease, existence of certain Hazardous Substances in excess of levels permitted to exist under applicable law has been confirmed at the Commercial Park and the Leased Premises due to uses by previous occupants of the Commercial Park and the Leased Premises (the “Preexisting Contamination”). Landlord hereby acknowledges and agrees that Tenant is not and will not in the future incur any liability with respect to or in any way relating to the Preexisting Contamination. Landlord and Tenant hereby acknowledge and agree that Landlord and/or other third-parties are in the process of removing and/or remediating the Preexisting Contamination in accordance with a remediation program approved by the applicable governmental authorities which complies with all applicable laws and regulations as such remediation program is amended, supplemented or modified from time to time to comply with applicable legal and regulatory requirements (the “Remediation Program”). Landlord (directly or in conjunction with third-parties) agrees to continue such removal and/or remediation of the Preexisting Contamination in accordance with the Remediation Program with commercially reasonable diligence and in accordance with all applicable laws and regulations, from and after the date of this Lease. Landlord agrees to furnish Tenant such information concerning the Remediation Program as Tenant may reasonably request from time to time. Landlord hereby warrants and represents to Tenant that any activities connected with the Remediation Program does not and will not after the date of this Lease unreasonably interfere with Tenant’s use and quiet enjoyment of the Leased Premises (and/or any Expansion Space leased by Tenant at a later date). Landlord shall indemnify Tenant and hold Tenant harmless from and against any loss, cost, liability, claim, demand or expense (including reasonable attorneys’ fees) suffered or incurred by, or asserted against, Tenant in any way caused by the placement, storage, manufacture, disposal, handling, removal, and/or remediation of the Preexisting Contamination or any Hazardous Substances that exist in violation of applicable laws or regulations in, at or upon the Commercial Park and/or Leased Premises on and as of the date of this Lease or thereafter, except for any Hazardous Substances introduced at or upon the Commercial Park and/or Leased Premises in violation of applicable laws or regulations after the date of this Lease by Tenant.

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In connection with the Remediation Program, there exist certain monitoring wells located within the Leased Premises which require periodic sampling. Tenant hereby agrees that neither its construction of improvements at the Leased Premises nor any of its furniture, fixtures, inventory or other personal property shall in any way obstruct access to the aforesaid monitoring wells. Landlord (directly or in conjunction with third-parties) shall have the right from time to time, upon reasonable notice to Tenant, to enter the Leased Premises in order to obtain samples from the monitoring wells and no such entry shall constitute an eviction or disturbance of Tenant’s use and possession of the Leased Premises or a breach by Landlord of any of its obligations hereunder.

ARTICLE VII – COMMON AREA

Section 7.01.A. Landlord will provide a “Common Area” (as hereinafter defined) in the Commercial Park and make necessary repairs and commercially reasonable maintenance thereto. Landlord shall provide commercially reasonable lighting in the parking area in the Commercial Park. During the term of this Lease, Tenant, its employees, customers and invitees shall have the non-exclusive use, along with others, of the Common Area subject to reasonable rules and regulations (provided Tenant is provided a copy of such rules and regulations in advance of their adoption) for the use of the Common Area which Landlord shall have the right to establish, from time to time. Landlord shall have the right, from time to time, to change the arrangement, layout and/or size of the Common Area; and to do and perform such other acts in the Common Area as Landlord shall, in its good faith judgment, determine to be reasonably advisable.

Section 7.01.B. Tenant and its employees shall have the use of the number of parking spaces at Landlord’s Commercial Park designated in Article I.12 and shown on Exhibit A-1 as the “Initial Parking” and “Future Parking Spaces” (such Initial Parking and Future Parking Spaces being herein referred to as the “Surface Parking Spaces”). Tenant and its employees shall have the exclusive use of those parking spaces located within that area labeled as “Exclusive Parking Area” on Exhibit “A” attached hereto and the non-exclusive use of the remainder of the Surface Parking. The usage rights to the parking area herein granted to Tenant shall constitute a license existing during the term of this Lease but not thereafter. Landlord shall have the right, from time to time, to establish, modify and enforce reasonable rules and regulations with respect to the parking area so long as any such actions by Landlord do not interfere with Tenant’s ability to use the Surface Parking Spaces. In no event shall Tenant be permitted to utilize any other parking spaces within the Commercial Park other than the Surface Parking Spaces defined herein; and to effectuate this provision, Tenant will, within five (5) days after written request from Landlord, furnish to Landlord the automobile license numbers of any or all automobiles owned or used by Tenant or its employees. In the event of the failure by Tenant’s employees to park in the Surface Parking Spaces, Landlord shall have the right, at Landlord’s option, to tow off any such automobile parked in violation of the terms hereof, or to charge Tenant the sum of TWENTY-FIVE DOLLARS ($25.00) per day for each such violation. Tenant agrees to indemnify and hold Landlord harmless from all claims, suits, actions, damages, liability and claims (including costs and expenses of defending against all the aforesaid) arising (or alleged to arise) as a result of the violation by Tenant’s employees of the provisions of the preceding sentence.

Within thirty (30) days after written notice from Tenant, Landlord shall stripe those 75 spaces shown on Exhibit A-1 as “Future Parking Spaces”, which shall thereupon become additional Surface Parking Spaces. With respect to those spaces located within the Exclusive Parking Area, in no event shall Landlord have any obligation to enforce any such parking restrictions nor to police said parking spaces for compliance therewith; provided, Tenant shall have the right to reasonably enforce the exclusive parking restrictions in any reasonable manner. In the event Tenant elects to enforce said restrictions on parking within said parking spaces by means of towing or otherwise, Tenant shall indemnify and hold Landlord harmless from all claims, suits, actions, damages, liability and claims (including costs and expenses of defending against all the aforesaid) arising or alleged to arise as a result of Tenant’s enforcement of or taking any action whatsoever with respect to the aforesaid parking restrictions.

Section 7.01.C. For purposes of this Lease, the phrase “Common Area” includes such areas and facilities within the Commercial Park as are from time to time so designated by Landlord in accordance with this Lease, provided in no event shall the Common Area include any portion or portions of the Commercial Park leased or rented or held by Landlord for the purposes of being leased or rented to other tenants.

Section 7.02. Tenant will at all times keep all merchandise and personal property (including pallets containing same) within the Leased Premises and will not at any time display or store any merchandise or permit it to be on driveways or sidewalks or at any other point outside the Leased Premises, nor will Tenant in any other way use or obstruct such sidewalks, driveways or other area outside the Leased Premises (other than reasonable temporary use or obstruction).

Section 7.03. Tenant will not load or unload any trucks or permit any trucks serving the Leased Premises, whether owned by Tenant or not, to be loaded or unloaded in the Commercial Park except in the area specifically designated for such use on Exhibit “A-1” attached hereto.

Section 7.04. Nothing in this Article or elsewhere in this Lease shall be construed as constituting the Common Area, or any part thereof, as part of the Leased Premises.

ARTICLE VIII – ASSIGNMENT AND SUBLETTING

Section 8.01. Except for a “Permitted Transfer” (as defined in Section 8.02 below), Tenant shall not assign this Lease or sublease the Leased Premises or any part thereof or mortgage, pledge or hypothecate its leasehold interest or grant any concession or license within the Leased Premises or sublease any operating department therein without Landlord’s consent (such consent of Landlord not to be unreasonably withheld, delayed or conditioned), and any attempt to do any of the foregoing shall be void and of no effect.

Section 8.02. Tenant may assign this Lease or sublease all or a portion of the Leased Premises to (i) any affiliate (i.e., any person or entity owning or controlling, or owned or controlled by, or under common control with, Tenant), or (ii) any successor to Tenant by merger, or (iii) any entity which acquires all or substantially all of Tenant or its assets. In the event of a Permitted Transfer, the following shall apply: (i) Tenant shall cause the assignee to expressly assume in writing and agree to perform all of the covenants, duties and obligations of Tenant hereunder and such assignee shall be jointly and severally liable therefor along with Tenant; (ii) a signed counterpart of all such instruments relative thereto, executed by all parties to such transaction with the exception of Landlord shall be submitted by Tenant to Landlord within ten (10) days of execution

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of same; and (iii) Tenant shall remain directly and primarily liable for the performance of all of the covenants, duties and obligations of Tenant hereunder (including, without limitation, the obligation to pay all rent and other sums herein provided to be paid), and Landlord shall be permitted to enforce the provisions of this instrument against the undersigned Tenant and/or any assignee without demand upon or proceeding in any way against any other person.

In no event shall Tenant be permitted to use a series of Permitted Transfers to “spin-off” this Lease to independent third parties. As an example of the foregoing, Tenant shall not assign this Lease to an affiliate corporation whose assets consist solely of this Lease and the rights granted herein and thereafter sell the stock of such affiliate corporation to an independent third party.

Section 8.03. If Tenant should in any way transfer its leasehold interest as contemplated above, Landlord may nevertheless collect rent from the transferee and apply the net amount collected to the rent payable hereunder, but no such transaction or collection of rent or application thereof by Landlord shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties and obligations hereunder.

ARTICLE IX – REPAIR AND MAINTENANCE

Section 9.01. Upon the condition precedent that Tenant shall have given Landlord prior written notice of the item damaged, Landlord will repair and maintain only the following portions of the Leased Premises: roof (exclusive of flashing around the rooftop air conditioning unit); structural portions of the Leased Premises (consisting only of the foundation and members supporting the roof); and any utility lines (sewer, water, gas or electrical) located outside the boundaries of the Leased Premises that serve other premises in common with the Leased Premises. If, however, damage to any of the foregoing is caused by the acts or omissions of Tenant, its agents, contractors, employees, customers or invitees, or any burglar, vandal, or unauthorized entrant, then notwithstanding the provisions of Article XI, but subject to the provisions of Section 12.05 hereof, Tenant shall bear the cost of such repairs. Any notice by Tenant to Landlord of a repair required to be made by Landlord shall be in writing and shall be sent in accordance with Article XXII hereof. Nothing contained in this Lease shall require or obligate Landlord to provide security services in all or any portion of the Commercial Park. To the extent Tenant deems it necessary or prudent to provide security services in the Leased Premises for its customers and employees, Tenant shall be responsible for providing such security services, at Tenant’s sole cost and expense.

Section 9.02.A. All maintenance, repair and replacements other than those required to be made by Landlord in the first paragraph of Article IX or Articles XI or XVIII will be made by Tenant at Tenant’s cost and expense, including without limitation, heating and air conditioning equipment (whether roof mounted or otherwise affixed outside the Leased Premises); electrical and plumbing equipment; all fixtures; all wiring and plumbing lines (whether exposed or concealed); doors, door frames, molding, trim, windows, window frames, closure devices, hardware, plate glass and floor covering. Except as provided in the Construction Rider, Tenant shall not make or permit any penetration in the roof above the Leased Premises without Landlord’s consent (such consent of Landlord not to be unreasonably withheld, delayed or conditioned) and shall be responsible for all rooftop flashing around the rooftop air conditioning unit. If any such roof penetration is required in connection with Tenant’s repair responsibilities, Landlord shall perform such roof penetration at Tenant’s cost, which shall be paid upon demand.

If Landlord reasonably considers necessary any repairs, maintenance or replacements required to be performed by Tenant, under this Lease, and if Tenant refuses or neglects to perform same after reasonable notice and opportunity to perform (except in the event of an emergency, when no prior notice shall be required), Landlord shall have the right (but shall not be obligated), to perform such repair, maintenance or replacement and Tenant will pay the cost thereof on demand.

Section 9.02.B. On or before the Commencement Date of this Lease, Tenant shall enter into a maintenance contract (“Contract”) with an air conditioning maintenance contractor (“HVAC Contractor”) for the maintenance and service of the HVAC system. Such Contract shall provide for maintenance of the HVAC system not less than quarterly and changing of the air filters not less than monthly. Tenant shall be responsible for all costs associated with the Contract.

Section 9.03. Tenant will not commit waste but will maintain the Leased Premises in a clean, attractive condition and in good repair, and shall also keep adjacent sidewalks clean. Upon termination of this Lease, Tenant will surrender the Leased Premises to Landlord broom-clean and substantially in the same condition in which they existed at the commencement of this Lease, excepting only ordinary wear and tear, damage arising from condemnation, acts of God, and any damage required hereunder to be repaired by Landlord. Without limiting the generality of the foregoing sentence, Tenant shall be responsible, prior to termination or expiration of the term of this Lease, to perform, to Landlord’s satisfaction, each and every repair and maintenance item listed on “Schedule I” attached hereto and incorporated herein (excluding, however, ordinary wear and tear and any items required to be repaired by Landlord) (the “Tenant Move-Out Responsibilities”). At least thirty (30) days, but not more than sixty (60) days, prior to the termination or expiration of the term of this Lease, Tenant shall schedule a meeting with Landlord at the Leased Premises to review the status of the Tenant Move-Out Responsibilities (the “Move-Out Meeting”), which Move-Out Meeting shall occur no later than fifteen (15) days prior to the termination or expiration date. At the Move-Out Meeting, the parties shall identify those items of the Tenant Move-Out Responsibilities which have been completed and those that have not been completed. If certain items have not been completed, Landlord and Tenant shall schedule a subsequent, final walk-through of the Leased Premises prior to the termination or expiration date so that Landlord may confirm that Tenant has completed all of the Tenant Move-Out Responsibilities. If Tenant fails or refuses to complete all of the Tenant Move-Out Responsibilities, to Landlord’s satisfaction, prior to the termination or expiration date of this Lease, then Landlord may (but shall not be obligated to) complete all remaining Tenant Move-Out Responsibilities. Tenant shall reimburse Landlord, upon demand, for all reasonable costs and expenses incurred by Landlord to complete any unfinished, incomplete Tenant Move-Out Responsibilities (“Landlord Move-Out Costs”). Failure of Tenant to perform any of its obligations under this section including, but not limited to, its failure to perform the Tenant Move-Out Responsibilities to Landlord’s satisfaction, within the time period required in this section, shall constitute an Event of Default under this Lease and shall entitle Landlord, in addition to all other recourses and remedies provided in this Lease, to deduct from any security deposit held by Landlord under this Lease an amount equal to the Landlord Move-Out Costs. Upon termination, Tenant will also surrender to Landlord all keys to the Leased Premises. Landlord may promulgate reasonable rules and regulations which provide the details of the foregoing requirements.

Section 9.04. Upon reasonable prior written notice to Tenant and without interfering with Tenant’s business operations or quiet use or enjoyment of the Leased Premises, Landlord will have the right to enter the Leased Premises at any reasonable

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time (including during Tenant’s business hours) to inspect the condition thereof, to make necessary repairs or to repair or maintain pipes, wires, and other facilities serving other premises in the Commercial Park or to show same to prospective purchasers or, only during the 180-day period prior to the expiration of the lease term if Tenant shall then have not exercised its renewal option hereunder to show same to prospective tenants. Notwithstanding anything to the contrary contained herein, in case of an emergency, as determined by Landlord in its reasonable judgement, Landlord shall have the right to enter the Leased Premises at any time without having given Tenant prior notice.

Section 9.05. Should any mechanic’s liens or other liens or affidavits claiming liens be filed against the Leased Premises or the Commercial Park for any reason whatsoever incident to the acts or omissions of Tenant, its agents or contractors, Tenant shall cause the same to be cancelled and discharged of record by payment, bonding or otherwise, within forty five (45) days after notice by Landlord.

ARTICLE X – ADDITIONS AND FIXTURES

Section 10.01. With the exception of interior, non-structural alterations, Tenant will make no alterations or additions to the Leased Premises without the prior written consent of Landlord. At such time as Tenant requests such written consent of Landlord, Tenant shall submit plans and specifications for such alterations or additions to Landlord. Tenant is solely responsible for compliance with all municipal, State and Federal rules, regulations, and laws which govern Tenant’s construction and occupancy of the Leased Premises. Landlord’s approval of Tenant’s plans and specifications is to satisfy a condition precedent to the commencement of Tenant’s construction, and should not be relied upon by Tenant as a representation or warranty by Landlord of any kind or nature, expressed or implied, all of which are hereby disclaimed. Landlord makes no representation or warranty that Tenant’s proposed construction is structurally sound, is in compliance with the above-mentioned rules, regulations, or laws, or is sufficient to obtain all required permits.

Section 10.02. Tenant shall remove only “Removable Trade Fixtures”, as hereinafter defined (excluding all components of the HVAC system, pipes, paneling or other wall covering or floor covering), and, in addition to other applicable provisions of this Lease regarding such removal, the following shall apply: (1) such removal must be made prior to the termination of the term of this Lease; (2) Tenant must not be in default of any obligation or covenant under this Lease beyond any applicable notice and cure period at the time of such removal; and (3) such removal must be effected without damage to the Leased Premises or the building of which the Leased Premises are a part and Tenant must promptly repair all damage caused by such removal. For the purposes hereof, the phrase “Removable Trade Fixtures” means the following: all of Tenant’s signs (excluding fascia signs), tables, chairs, desks, furniture, furnishings, artwork, racks, merchandisers and displayers, standards, wall brackets, hang-rods, shelves, mirrors, tools, equipment, all fixtures and other items bearing any of Tenant’s trademarks, servicemarks or tradenames cash registers, computers and servers and related hardware and other business machines., and emergency generators and related tanks and equipment. If, by the termination of this Lease, Tenant fails to remove any Removable Trade Fixtures or all alterations, additions, fixtures, equipment and property which Landlord has requested that Tenant remove or Tenant fails to repair any damage caused by its removal, then Landlord shall have the right (but not the obligation) to remove such Removable Trade Fixtures and/or other alterations, additions, fixtures, equipment or property or repair any such damage caused by the removal thereof and thereupon Tenant will, on demand pay to Landlord the reasonable cost of such removal, transportation and storage on any Removable Trade Fixtures (or any other alterations, additions, fixtures, equipment and property installed or placed by Tenant in the Leased Premises which Tenant may be required to remove under this Lease), and the cost of repairing any such damage caused by the removal thereof together with interest on all such sums at the highest lawful rate.

All plumbing or electrical wiring connections exposed as a result of the removal of Tenant’s Removable Trade Fixtures, or any other alterations, additions, fixtures, equipment and property installed or placed by it in the Leased Premises which Tenant is required to remove under this Lease, shall be capped by Tenant in a safe and workmanlike manner.

Notwithstanding the foregoing or any other provision of this Lease to the contrary, however, Tenant shall not be obligated to remove any alterations or additions to the Leased Premises which were made as part of the initial tenant improvements to the Leased Premises, or which were made to the Leased Premises subsequent to the initial tenant improvements to the Leased Premises, in accordance with this Lease.”

Section 10.03. Tenant shall pay the full amount of all taxes, assessments, impositions, levies, charges, excises, fees, licenses and other sums levied, assessed, charged or imposed by any governmental authority or other taxing authority upon Tenant’s leasehold interest under this Lease and all alterations, additions, fixtures (including Removable Trade Fixtures), inventory and other property installed or placed or permitted at the Leased Premises by Tenant. Within thirty (30) days after notice from Landlord, Tenant shall furnish Landlord a true copy of receipts evidencing such payment received by Tenant from the governmental authority or other taxing authority assessing such charges.

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ARTICLE XI – FIRE AND DESTRUCTION OF PREMISES

Section 11.01. If all or any portion of the Leased Premises, or all or any portion of any other buildings in the Commercial Park, should be destroyed or damaged by fire or any other risk, peril or casualty (whether or not covered by insurance), and same cannot be repaired, rebuilt or restored within 210 days from the occurrence of such fire, risk, peril or other casualty (“Major Damage”), in the opinion of a reasonable contractor selected by Landlord (“Landlord’s Contractor”), Landlord shall have the election to terminate this Lease or (if the Leased Premises have been so damaged) to rebuild, repair and reconstruct the Leased Premises to substantially the condition which existed at the time of Landlord’s tender of possession of the Leased Premises to Tenant (with the exception of replacement of the floor covering), and Landlord will notify Tenant of its election within fifteen (15) days after the issuance of the opinion of Landlord’s Contractor. In the event of Major Damage to the Leased Premises due to such a fire or other casualty during the last twelve (12) months of the Lease Term, or in the event of damage to the Leased Premises which cannot be repaired, rebuilt or restored within 210 days from the occurrence of such fire, peril, risk or other casualty in the reasonable opinion of Landlord’s Contractor, then Tenant shall likewise have the right to terminate this Lease by notice to Landlord within fifteen (15) days following its receipt of the opinion of Landlord’s Contractor concerning such matters. Landlord shall cause Landlord’s Contractor to issue to Landlord its written opinion as to the time required to repair, rebuild or restore the Commercial Park, and the time required to repair, rebuild or restore the Leased Premises, within sixty (60) days following such fire or other casualty.

Section 11.02. In any circumstances described above where neither party terminates this Lease, Landlord shall repair, rebuild and restore the Leased Premises, this Lease shall continue in full force and effect, and such repairs, rebuilding and restorations will be made by Landlord as soon as reasonably possible thereafter, subject to delays caused by governmental restrictions, strikes, lockouts, shortages of labor or material, Acts of God, war or civil commotion, fire, unavoidable casualty, inclement weather or any other cause beyond the reasonable control of Landlord (all of the aforesaid causes for delay being herein sometimes referred to as “Force Majeure”). Rent shall abate proportionately during the period and to the extent that the Leased Premises are unfit for use by Tenant and not actually used by Tenant in the ordinary conduct of its business. In the event, for any reason whatsoever (including but not limited to events of Force Majeure), the Commercial Park and Leased Premises are not fully restored, repaired and rebuilt within 250 days following the occurrence of such fire or other casualty, Tenant shall again have the right to terminate this Lease, by notice to Landlord at any time thereafter and prior to the completion of such restorations, repairs and rebuilding. Notwithstanding the foregoing, in the event Tenant exercises its right to terminate in accordance with this Section 11.02 and Landlord completes its reconstruction of the Leased Premises within fifteen (15) days thereafter, then Tenant’s notice of termination shall be rendered null and void and the Lease shall continue in full force and effect.

ARTICLE XII – LIABILITY AND INDEMNITY

Section 12.01. Except only as to injury, death or property damage proximately caused by the negligence of Landlord for which Landlord is legally liable, Tenant agrees to indemnify and hold Landlord, Landlord’s agents and Landlord’s employees harmless from all claims, actions and damages (including costs and expenses of defending against all of the aforesaid) arising (or alleged to arise) from any act or omission of Tenant or Tenant’s agents, employees, assignees, sublessees, contractors, customers or invitees, or arising from any injury to or death of any person or persons or damage to or destruction of the property of any person or persons occurring in or about the Leased Premises, and Tenant assumes responsibility for the condition of the Leased Premises and agrees to give Landlord written notice in the event Tenant discovers any damage, defect or disrepair therein.

Landlord agrees to indemnify and hold Tenant, Tenant’s agents and Tenant’s employees harmless from all claims, actions and damages (including costs and expenses of defending against all of the aforesaid) arising (or alleged to arise) from any negligent act or omission of Landlord or Landlord’s agents, employees, assignees, sublessees in the Common Area of the Commercial Park.

Section 12.02. Tenant agrees to take out and maintain at all times during the lease term a policy of fire and extended coverage insurance on its alterations and other personal property placed at the Leased Premises (including, but not limited to the rooftop HVAC and plate glass). Such policy shall contain a replacement cost endorsement. Such insurance policy shall contain a loss payable clause designating Tenant and Landlord as loss payees as their respective interests may appear. Tenant shall be responsible for the safety and personal well being of Tenant’s employees, both within the Leased Premises and in the Common Area.

Section 12.03. Tenant will take out and maintain, at its own cost and expense, commercial general liability insurance coverage in a minimum amount of $2,000,000.00 combined single limit and shall include products liability coverage. Such policy shall name Landlord (and any of its affiliates, subsidiaries, successors and assigns designated by Landlord, subject to availability of such coverage on commercially reasonable terms) and Tenant as the insureds. Such policy shall be in a form and with a company reasonably acceptable to Landlord and shall be endorsed so as to be non-cancellable with respect to Landlord and not subject to material change except upon thirty (30) days prior written notice to Landlord given in the manner set forth in Article XXII, below.

Section 12.04. Landlord agrees to take out and maintain at all times during the Term of this Lease “all risk” replacement cost property insurance on the Building and Commercial Park, comprehensive general liability insurance commercially reasonable in coverage and amounts, and such additional insurance as may be commercially reasonable, or as may be required by any lender to Landlord.

Section 12.05. ANYTHING IN THIS LEASE TO THE CONTRARY NOTWITHSTANDING, IN THE EVENT THAT EITHER LANDLORD OR TENANT SUSTAINS A LOSS BY REASON OF FIRE OR OTHER CASUALTY WHICH IS COVERED (OR COULD HAVE BEEN COVERED) BY FIRE AND EXTENDED COVERAGE INSURANCE POLICY OR OTHER INSURANCE POLICY OR RIDER THERETO, AND SUCH FIRE OR CASUALTY IS CAUSED IN WHOLE OR IN PART BY ACTS OR OMISSIONS OF THE OTHER PARTY, ITS AGENTS, SERVANTS OR EMPLOYEES, THEN THE PARTY SUSTAINING SUCH LOSS AGREES TO LOOK SOLELY TO ITS INSURANCE PROCEEDS (IF ANY); AND SUCH PARTY SHALL HAVE NO CLAIM OR RIGHT OF RECOVERY AGAINST THE OTHER PARTY TO THIS LEASE, OR ITS AGENTS, SERVANTS OR EMPLOYEES; AND NO THIRD PARTY SHALL HAVE ANY CLAIM OR RIGHT OF RECOVERY BY WAY OF SUBROGATION OR ASSIGNMENT OR OTHERWISE.

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ARTICLE XIII – SECURITY DEPOSIT

Section 13.01. On or before the date which is 120 days prior to the expiration date of the Lease, Tenant will pay to Landlord the Security Deposit which may be commingled by Landlord with its other funds and which shall be received and held by Landlord without liability for interest as security for the faithful performance of all of the terms and provisions of this Lease by Tenant, including the obligation to pay rent. If Tenant should default with respect to any covenant, duty or obligation of Tenant hereunder, then the Security Deposit, or any part thereof, may be applied by Landlord on the damages sustained by Landlord by reason of any such default or on indebtedness owing by reason of any failure of Tenant to make any required monetary payment hereunder. At any time or times when Landlord has made any such application of all or any portion of the Security Deposit, Landlord shall have the right at any time thereafter to require that Tenant pay to Landlord a sum equal to the amount(s) so applied by Landlord so that Landlord will always be in possession of a sum equal to the amount of the Security Deposit stated above.

ARTICLE XIV – LANDLORD’S LIEN

Section 14.01. Upon written request of Tenant, Landlord shall subordinate its security interest and lien rights to a qualified third party lender (“Secured Party”) on the Secured Party’s commercially reasonable subordination form in connection with Tenant financing its inventory, fixtures and equipment at the Leased Premises provided the instrument required to be signed by Landlord contains commercially reasonably acceptable provisions relating to the requirement that the Secured Party remove said security property from the Leased Premises within a stated amount of time, failing which Secured Party shall be deemed to have waived its rights to such security property.

Section 14.02. In the event that Landlord shall have taken possession of the Leased Premises pursuant to the authority hereinafter granted in connection with an Event of Default or for any other lawful reason, Landlord shall have the right to keep in place and use all of the furniture, fixtures and equipment at the Leased Premises, including that which is owned by or leased to Tenant, at all times prior to any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord shall also have the right to remove from the Leased Premises and Commercial Park (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and place same in storage at any premises within the county in which the Leased Premises are located or dispose of same in any manner acceptable to Landlord; and in such event, Tenant shall be liable to Landlord for costs incurred by Landlord in connection with such removal, storage and/or disposal and shall indemnify and hold Landlord harmless from all loss, damage, cost, expense and liability in connection with such removal, storage and/or disposal. Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

ARTICLE XV – DEFAULT, REMEDIES AND DETERMINATION OF DAMAGES

Section 15.01. Each of the following acts or omissions of Tenant or occurrences shall constitute an “Event of Default”:

(a) Failure or refusal by Tenant to timely pay Base Rent or any other sum when due following ten (10) days written notice; provided that, in no event shall Landlord be required to give such notice more than two (2) times during any calendar year, and from and after Tenant’s third (3rd) such failure or refusal during any calendar year. Landlord shall be entitled to exercise any or all of the remedies set forth in Article XV without prior notice to Tenant; or

(b) Failure or refusal by Tenant to comply with the obligations of Tenant set forth in Article VI and/or Article VIII of this Lease and such failure or refusal continues for more than ten (10) days after written notice from Landlord; or

(c) Failure or refusal by Tenant to timely perform or observe any other covenant, duty or obligation of Tenant under this Lease beyond the expiration of thirty (30) days following notice thereof to Tenant; or

(d) Abandonment or vacating of the Leased Premises or any significant portion thereof without prior notice to Landlord as required by this Lease, or at a time when any Rent is past due.

Section 15.02. If and whenever any Event of Default shall occur, after such notice, if any, as is provided in the first paragraph of Article XV, Landlord may, at its option, in addition to all other rights and remedies given hereunder or by law or equity, do any one or more of the following:

(a) Terminate this Lease or Tenant’s right to possession of the Leased Premises, in either event, Tenant shall immediately surrender possession of the Leased Premises to Landlord;

(b) Enter upon and take possession of the Leased Premises and expel or remove Tenant and any other occupant therefrom, with or without having terminated the Lease;

(c) Alter locks and other security devices at the Leased Premises. In the event Landlord exercises its rights to alter the locks at the Leased Premises, Landlord shall only be required to provide Tenant with a new key during Landlord’s regular business hours, provided that in no event shall Landlord be required to provide Tenant a new key until such time as Tenant cures all defaults under the Lease (whether Tenant has been previously notified of such defaults and whether any applicable cure period has expired) and, if required by Landlord, Tenant pays to Landlord as a security deposit an amount equal to twice the monthly Minimum Rent and Additional Charges due hereunder.

Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Leased Premises by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant.

Upon the occurrence of an Event of Default, Landlord shall not be obligated to give any notice (written or oral) regarding Landlord’s exercise of any remedies hereunder. Tenant hereby waives (to the extent legally permissible) any and all notices otherwise required under statutory or common law. To the extent of any inconsistency between this Lease and any statutory or common law, it is the agreement of the parties that this Lease shall prevail.

If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such

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other default for the account of Tenant (and enter the Leased Premises for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees to pay Landlord, upon demand, all reasonable costs, expenses and disbursements incurred by Landlord in taking such remedial action.

Section 15.03. In the event Landlord elects to terminate this Lease by reason of an Event of Default or in the event Landlord elects to terminate Tenant’s right to possession of the Leased Premises without terminating this Lease, Landlord may hold Tenant liable for all rent and other indebtedness accrued to the date of such termination, plus such future rent and other indebtedness as would otherwise have been required to be paid by Tenant to Landlord during the balance of the term of the Lease had Landlord not elected to terminate the Lease or Tenant’s right to possession.

In case of an Event of Default, Tenant shall also be liable for and shall pay to Landlord at Houston, Harris County, Texas, in addition to any sum provided to be paid above: broker’s fees incurred by Landlord in connection with reletting the whole or any part of the Leased Premises; the costs of removing and storing Tenant’s or other occupant’s property; the costs of repairing, altering, remodeling or otherwise putting the Leased Premises into condition acceptable to a new tenant or tenants (provided that in the event of a reletting for a term which exceeds the Term of this Lease, Tenant’s liability shall be limited to the prorata amount); and all reasonable expenses incurred by Landlord in enforcing Landlord’s remedies.

Section 15.04. Tenant and Landlord agree that Landlord shall have a duty to make a “reasonable attempt” to relet the Leased Premises in the event such Leased Premises should become vacant due to an Event of Default by Tenant. Tenant agrees that Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished, because of Landlord’s failure to actually relet the Leased Premises or collect rent due with respect to such reletting so long as Landlord has fulfilled its duty to make a “reasonable attempt” to relet.

Landlord and Tenant agree that Landlord shall be conclusively deemed to have made a “reasonable attempt” to relet the Leased Premises by doing the following: (a) posting a “For Lease” sign on the Leased Premises, and (b) advising Landlord’s leasing staff of the availability of the Leased Premises, and (c) showing the Leased Premises to persons and entities interested in leasing the same.

Landlord shall not in any event be required to give any preference or priority to the leasing of the Leased Premises over any other space that Landlord may have available in the Commercial Park. Landlord shall not be required to: (i) take any instruction or advice given by Tenant regarding reletting the Leased Premises; (ii) accept any proposed tenant unless such tenant has a credit-worthiness acceptable to Landlord in its sole discretion; (iii) accept any proposed tenant unless such tenant leases the entire Leased Premises upon terms and conditions satisfactory to Landlord in its sole discretion (after giving consideration to all reasonable expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs); or (iv) consent to any assignment or sublease for a period which extends beyond the expiration of the current term or which Landlord would not otherwise be required to consent to under the provisions of this Lease.

If Landlord receives any payments from the reletting of the Leased Premises, any such payments shall first be applied to any reasonable costs or expenses (or as hereinabove provided, a portion thereof) incurred by Landlord as a result of Tenant’s Event of Default under the Lease, including but not limited to leasing and brokerage fees (including expenses to third party brokers, to Landlord’s affiliates and employees of Landlord and its affiliates), attorneys’ fees, and construction expenses relating to reletting the Leased Premises (whether paid to a third party contractor or to the Tenant as a construction allowance) and in no event shall Tenant be entitled to any excess of rent (or rent plus other sums) obtained by reletting over and above the rent herein reserved.

Section 15.05. In the event that Landlord has to pursue any of its rights or remedies under this Lease, Landlord shall be entitled to recover from Tenant all reasonable costs incurred by Landlord in attempting to collect such sum, including reasonable attorneys’ fees.

Section 15.06. In the event of any default by Landlord, Tenant’s exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting it a lien upon the property of Landlord and/or upon rent due Landlord), but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have a reasonable period, but in no event less than thirty (30) days, in which to commence to cure any such default. Unless and until Landlord fails so to commence to cure any default after such notice or having so commenced thereafter fails to exercise reasonable diligence to complete such curing, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as independent covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its possession of the Commercial Park and not thereafter so long as the transferee assumes all obligations of Landlord hereunder.

Section 15.07. If any payment of Base Rent, or any other sum due from Tenant under this Lease shall not be received by Landlord within five (5) days after the date when due, then, in addition to such required payment, Tenant shall also pay to Landlord a “Late Charge” equal to three cents ($0.03) for each One Dollar ($1.00) so past due. Landlord and Tenant agree that such Late Charge represents a fair and reasonable estimate of the expenses that Landlord will incur by reason of such late payment by Tenant. Acceptance of such Late Charge by Landlord shall not constitute a waiver of Tenant’s default with respect to any such past due amounts, nor prevent Landlord from exercising any other rights and remedies granted to Landlord under this Lease or at law or in equity. Notwithstanding the foregoing, for the first two (2) occurrences during any calendar year that payment is not received when due, no Late Charge shall be payable; provided, however, from and after the third (3rd) such occurrence during such calendar year that payment is not received when due, the Late Charge shall be payable as provided herein.

ARTICLE XVI – NON-WAIVER

Section 16.01. Neither acceptance of rent (or any portion thereof) or any other sums payable by Tenant hereunder (or any portion thereof) by Landlord nor failure by Landlord to complain of any action, non-action or default of Tenant shall constitute a waiver as to any breach of any covenant or condition of Tenant contained herein nor a waiver of any of Landlord’s rights hereunder.

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ARTICLE XVII – LANDLORD-TENANT RELATION

Section 17.01. The relation created by this Lease Contract is that of landlord and tenant. No provision of this Lease shall be construed in such a way as to constitute Landlord and Tenant joint venturers or co-partners or to make Tenant the agent of Landlord or to make Landlord liable for the debts of Tenant.

ARTICLE XVIII – EMINENT DOMAIN

Section 18.01. If there shall be taken during the term of this Lease any portion of the Commercial Park, by any authority having the power of eminent domain, then and in that event, the term of this Lease may cease and terminate at Landlord’s election, and the date of such termination shall be, at Landlord’s election, either the date upon which possession shall be tendered to such authority by Landlord or the date upon which possession is taken by such authority.

Additionally, Tenant shall have the right to elect to terminate the Lease if (i) any portion of the Leased Premises is taken by such authority or (ii) more than ten percent (10%) of the Initial Parking or Future Parking Spaces are taken by such authority and no reasonable substitution is provided by Landlord.

Section 18.02. All sums awarded or agreed upon between Landlord and the condemning authority for the taking of the fee or the leasehold interest, whether as damages or as compensation, will be the property of Landlord. Tenant hereby assigns to Landlord all proceeds, whether by way of compensation or damages, otherwise payable to Tenant for the leasehold interest by reason of such taking. Any amounts specifically awarded or agreed upon by Tenant and the condemning authority for the taking of Tenant’s Removable Trade Fixtures and the unamortized cost (net of any Allowance given to Tenant by Landlord under the Construction Rider) of Tenant’s leasehold improvements based upon straight line depreciation and a fifteen (15) year amortization period shall be the property of Tenant. Further, Tenant shall have the right to pursue in its own name any separate remedy it may have against the condemning authority for relocation expenses, loss of business, or other non-real estate related award; provided, however, that Landlord shall not be liable to Tenant for any amount in connection with such takings, and no amount shall decrease the amount otherwise due Landlord for the taking of the real property.

ARTICLE XIX – HOLDING OVER

Section 19.01. If Tenant should remain in possession of the Leased Premises after the expiration of the term of this Lease, without the execution of a new lease, then Tenant shall be deemed to be occupying the Leased Premises as a tenant from month-to-month, subject to all the covenants and obligations of this Lease, except that as liquidated damages by reason of such holding over, the monthly amounts payable by Tenant under this Lease shall be increased to one hundred twenty five (125%) of the monthly amounts payable in the last month of the stated term.

Section 19.02. The above described tenancy from month-to-month may be terminated by either party upon thirty (30) days written notice to the other.

ARTICLE XX – LANDLORD’S MORTGAGEE

Section 20.01. Subject to Landlord’s providing Tenant an SNDA, Tenant agrees that its interest under this Lease shall be subordinate to any mortgage, deed of trust or similar device now or hereafter placed upon the Leased Premises or all or any portion of the Commercial Park by Landlord if the mortgagee or beneficiary under said deed of trust or lender for whose benefit any other security device is created so elects, and, upon notice to Tenant of such election, Tenant will execute any SNDA required to evidence such subordination. Likewise, such mortgagee or beneficiary under said deed of trust or lender for whose benefit any other security device is created may elect, by notice to Tenant, to make this Lease superior to such mortgage or deed of trust or other security device; and in the event of any such election, Tenant will execute any instruments required to evidence such superiority. As used in this Lease, “SNDA” shall mean a subordination, non-disturbance and attornment agreement, containing the agreement of the holder of the mortgage, deed of trust or other security device not to disturb the tenancy of Tenant under this Lease so long as no Event of Default by Tenant shall exist and continue unremedied hereunder, notwithstanding any foreclosure or other exercise of remedies by such holder, and otherwise in commercially reasonable form. Landlord agrees to furnish Tenant a SNDA, signed by each holder of any existing mortgage, deed of trust or other security device, within ten (10) days after the execution of this Lease by Tenant, and in the event Landlord fails to do so, Tenant shall have the right to terminate this Lease by notice to Landlord at any time within thirty (30) days thereafter, whereupon all sums paid by Tenant to Landlord shall be promptly refunded to Tenant, and neither Tenant nor Landlord shall have any further rights or obligations under this Lease.

Section 20.02. Landlord and Tenant shall execute and deliver to each other, at such time or times as either Landlord or Tenant may request, a certificate stating:

(a) Whether or not the Lease is in full force and effect;

(b) Whether or not the Lease has been modified or amended in any respect, and submitting copies of such modifications or amendments, if any;

(c) Whether or not there are any existing defaults under this Lease to the knowledge of the party executing the certificate, and specifying the nature of such defaults, if any; and

(d) Such other information as may be reasonably requested.

The aforesaid certificate(s) shall be delivered to Landlord or Tenant, as the case may be, promptly upon receipt of a written request therefor, but in no event more than ten (10) days following receipt of such request.

Section 20.03. This Lease is made by Landlord and accepted by Tenant subject to any and all matters of record affecting the Leased Premises or the Commercial Park. Landlord represents and warrants to Tenant, however, that there are no matters of record affecting title to the Leased Premises or the Commercial Park which would or could materially adversely affect Tenant’s use and enjoyment of the Leased Premises or Common Areas in accordance with this Lease, or any of the rights or benefits of Tenant intended to be afforded to Tenant pursuant to this Lease.

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ARTICLE XXI – ADDITIONAL RENT

Section 21.01. Tenant shall pay to Landlord, as Additional Rent, at the address set forth in Article IV or at such other place designated by Landlord pursuant to a notice delivered to Tenant by Landlord in accordance with this Lease, Tenant’s Share of the Operating Costs.

Section 21.02. For purposes of this Lease, the term “Operating Costs”, shall include all expenses incurred with respect to the maintenance, management and operation of the Commercial Park of which the Leased Premises are a part, including, but not limited to, the following:

A. The aggregate of all costs, expenses and liabilities of every kind or nature paid or incurred by Landlord (to the extent that Landlord, in its commercially reasonable judgment, regards it as reasonably necessary or appropriate to provide the services and materials hereafter referred to and to pay and incur the costs, expenses and liabilities hereafter referred to) in connection with operating, maintaining, managing and equipping the Common Area including, without limitation, subdivision maintenance fees or dues and also including a fair and equitable portion of Landlord’s costs of maintaining common improvements in the Commercial Park (as reasonably determined by Landlord); property owners association fees or dues and similar charges; constructing, operating, repairing and maintaining any necessary on-site or off-site utilities; exterior maintenance of the buildings in the Commercial Park, including periodic repainting of exterior walls, fascias and parapets and steam cleaning, sandblasting, filling holes and graffiti-removal procedures thereof; repairing and maintaining the structural portions of the buildings in the Commercial Park; repairing and maintaining the roof of the buildings in the Commercial Park; providing security services with respect to the Common Area, the cost of maintaining and repairing the fire sprinkler systems; the cost of supplying utilities to the Common Area; the costs to provide water and sanitary sewer service to the Leased Premises; plus a property management fee payable to the manager of the Commercial Park, not to exceed three percent (3%) of the gross revenues of the Commercial Park (“Property Management Fee”).

B. All taxes, assessments, impositions, levies, charges, excises, fees, licenses and other sums (whether now existing or hereafter arising, whether foreseen or unforeseen and whether under the present system of real estate taxation or some other system), levied, assessed, charged or imposed by any governmental authority or other taxing authority (or by any property owners’ or similar association) or which accrue on the Commercial Park for each calendar year (or portion thereof) during the term of this Lease, including, without limitation, all penalties, interest and other charges (with respect to Taxes) payable by reason of any delay in or failure or refusal of Tenant to make timely payment as required under this Lease. The term “Taxes” includes all amounts collected by any taxing authority, whether classified as ad valorem taxes or non-ad valorem assessments, and shall include, without limitation, any tax payable by Landlord pursuant to V.T.C.A., Tax Code, Section 171.001, et seq. (the “Texas Margin Tax”), as such statute may be amended or recodified from time to time, that is reasonably allocable to the Commercial Park (“Commercial Park TMT”). Tenant waives any rights it may have pursuant to statutory or common law to protest the appraised value of the Commercial Park or to appeal the same (and all rights to receive notices of reappraisal as set forth in Sections 41.413 and 42.015 of the Texas Tax Code).

C. The total annual insurance premiums which accrue on all fire and extended coverage insurance, boiler insurance, public liability and property damage insurance, rent insurance and other insurance which, from time to time, may at Landlord’s election be carried by Landlord with respect to the Commercial Park during any applicable calendar year (or portion thereof) occurring during the term of this Lease; provided, however, in the event that during any such calendar year all or any part of such coverage is written under a “blanket policy” or otherwise in such manner that Landlord was not charged a specific insurance premium applicable solely to the Commercial Park, then in such event, the amount considered to be the Insurance Premium with respect to such coverage for such calendar year shall be that amount which would have been the annual insurance premium payable under the rates in effect on the first day of such applicable calendar year for a separate Texas Standard Form insurance policy generally providing such type and amount of coverage (with commercially reasonable deductible amounts) with respect to the Commercial Park (considering the type of construction and other relevant matters) irrespective of the fact that Landlord did not actually carry such type policy.

D. “Tenant’s Share” as applied to Operating Costs (except for the Commercial Park TMT) shall mean the proportion that the ground floor area of the Leased Premises (as indicated in Article I.4. of this Lease Contract) bears to the total ground floor area in all the buildings in the Commercial Park (whether or not actually leased) on the first day of January for the relevant calendar year for which any calculation referred to in this Article XXI is being made.

“Tenant’s Share” as applied to the Commercial Park TMT means an amount calculated by multiplying the Commercial Park TMT by a fraction, the numerator of which is the total rents and other amounts paid by Tenant to Landlord during a measurement period on which a Texas Margin Tax report is based and the denominator of which is the total rents and other related amounts received by Landlord from all tenants of the Commercial Park during the same period.

E. As Tenant’s Share of Operating Costs, Tenant shall initially pay, on a monthly basis, the amount set forth in Article I.10., above. Such amount shall be in addition to Base Rent and shall be paid at the same time and place for each installment of Base Rent. Landlord reserves the right, upon thirty (30) days written notice to Tenant, to adjust the monthly amount payable by Tenant for Tenant’s Share Of Operating Costs to reflect more accurately Landlord’s reasonable estimate of the actual amount of such costs. Additionally, as soon as reasonably practicable following the end of each calendar year of the Lease Term, Landlord shall submit to Tenant a statement of the actual amount of Operating Costs for such calendar year and the amount paid by Tenant as Tenant’s share of such costs. If Tenant has underpaid the actual amount of Tenant’s Share Of Operating Costs for such calendar year, Tenant shall pay to Landlord the full amount of the deficiency within ten (10) days of receipt of Landlord’s statement. If Tenant has overpaid the actual amount of Tenant’s Share Of Operating Costs, the surplus shall be credited by Landlord to the next ensuing installment(s) of Tenant’s Share Of Operating Costs.

F. During the original Primary Term of the Lease, in no event shall that portion of the Operating Costs defined in Paragraph 21.02.A., exclusive of utility costs and the Property Management Fee (hereinafter the “Maintenance Costs”) for any calendar year exceed an amount equal to the “Base Maintenance Costs” (as hereinafter defined) increased by six percent (6%) per year, on a non-cumulative basis, for each calendar year during the term hereof. The “Base Maintenance Costs” are stipulated to be $0.38 per square foot; and, during the twelve month period ending April 30, 2014, the parties agree that the Maintenance Costs portion of Operating Costs shall not exceed an annual amount of $0.38 per square foot. By stating the Base Maintenance Costs, the parties do not in any way intend to alter the provisions of Article I, Section 10 above, the only purpose being to place a limit on that portion of the Operating Costs attributable to Maintenance Costs. For example, the

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actual Base Maintenance Costs for the twelve-month period ending April 30, 2014 are $0.38 per square foot, accordingly, the Maintenance Costs portion of Operating Costs for the twelve month period ending April 30, 2015, shall not exceed $0.402 per square foot; and for the twelve month period ending April 30, 2016, shall not exceed $0.427 per square foot and so on until the end of the Primary Term. Tenant acknowledges that the Operating Costs, including the Maintenance Costs, are adjusted at the end of each calendar year. Accordingly, for each calendar year, a weighted average shall be used to determine the limitation on Maintenance Costs for the calendar year in question based on the terms of this Subparagraph F.

Section 21.03. If, in addition to or in lieu of the Texas Margin Tax, there is presently in effect or hereafter adopted any nature of sales tax or use tax or other tax on rents or other sums received by Landlord under this Lease (herein referred to as “Rent Sales Tax”), then in addition to all rent and other payments to be made by Tenant as provided above, Tenant will also pay Landlord a sum equal to the amount of such Rent Sales Tax. The term “Rent Sales Tax” shall not include any income taxes applicable to Landlord.

Section 21.04. Provided Tenant shall have fully performed all of its covenants, duties and obligations hereunder, upon thirty (30) days prior written notice, Tenant shall have the right to inspect Landlord’s bills, records and invoices relating to the Operating Costs for the Commercial Park. Any such inspection must be conducted at Landlord’s corporate offices and shall not be conducted between the months of January and April in any calendar year. Tenant’s inspection of a particular calendar year shall be conducted, if at all, within twenty four (24) months after the end of the calendar year in question; and Tenant shall have the right to inspect the records for a particular calendar year only one time. In the event that Tenant so elects to inspect Landlord’s invoices and records, such inspection must be conducted by Tenant, an employee of Tenant or a certified public accountant, which such inspector is not being compensated by Tenant on a contingent fee basis. Tenant shall keep confidential any information obtained as a result of such inspection.

ARTICLE XXII – NOTICE

Section 22.01. Any notice which may or shall be given under the terms of this Lease shall be in writing and shall be either delivered to the Notice Address of either Landlord or Tenant, by hand or sent by United States Registered or Certified Mail, adequate postage prepaid. Either party’s address may be changed from time to time by such party by giving notice as provided above, except that the Leased Premises may not be used by Tenant as the sole Notice Address. No change of address of either party shall be binding on the other party until notice of such change of address is given as herein provided. A post office receipt for registration of such notice or signed return receipt shall be conclusive that such notice was delivered in due course of mail if mailed as provided above. For purposes of the calculation of various time periods referred to herein, notice delivered by hand shall be deemed received when delivered to the place for giving notice to a party referred to above and notice mailed in the manner provided above shall be deemed completed upon the earlier to occur of (i) actual receipt as indicated on the signed return receipt, or (ii) three (3) days after posting as herein provided. Finally, any written notice addressed as provided hereinabove and actually received by the addressee, shall constitute sufficient notice for all purposes under this Lease.

ARTICLE XXIII – TENANT’S SIGNS

Section 23.01. Tenant shall be responsible for the costs and installation of a building fascia sign, including any required licenses or permits. Sign plans shall be prepared by Tenant in accordance with any existing sign criteria for the Commercial Park and submitted to Landlord for Landlord’s prior written approval. Except as approved by Landlord (which approval by Landlord shall not be unreasonably denied, delayed or conditioned) in writing, no sign, placard or advertisement, or exterior or interior window sign, placard or advertisement shall be painted, erected or displayed and no awnings shall be erected. Any interior sign which is not designed or reasonably calculated to be seen from outside the leased premises may be placed and displayed by Tenant, without Landlord’s further consent.

ARTICLE XXIV – TERMINOLOGY AND MISCELLANEOUS

Section 24.01. With respect to terminology in this Lease, each number (singular or plural) shall include all numbers, and each gender (male, female or neuter) shall include all genders. If any provision of this Lease shall ever be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Lease, but such other provisions shall continue in full force and effect. The titles of the Articles in this Lease shall have no effect and shall neither limit nor amplify the provisions of the Lease itself. This Lease shall be binding upon and shall accrue to the benefit of Landlord, its successors and assigns.

Section 24.02. In all instances where Landlord or Tenant is required hereunder to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence.

Section 24.03. So long as Tenant has not been wrongfully or constructively evicted from the Leased Premises, the doctrine of independent covenants will apply in all matters relating to this Lease including, without limitation, all obligations of Landlord and Tenant to perform their respective obligations under this Lease. The preceding sentence shall apply notwithstanding that Landlord may have defaulted in fulfilling a covenant to maintain or repair the Leased Premises even if such default results in the unsuitability of the Leased Premises for Tenant’s intended commercial use. Tenant waives and relinquishes all rights which Tenant might have to claim any nature of lien against or withhold, or deduct from or off-set against any rent and other sums provided hereunder to be paid Landlord by Tenant.

Section 24.04. Under no circumstances whatsoever shall Landlord or Tenant ever be liable hereunder for consequential, exemplary or special damages; and all liability of Landlord for damages for breach of any covenant, duty or obligation of Landlord hereunder may be satisfied only out of the interest of Landlord in the Commercial Park existing at the time any such liability is adjudicated in a proceeding as to which the judgment adjudicating such liability is non-appealable and not subject to further review, and any proceeds thereof. The term “Landlord” shall mean only the owner, for the time being of the Commercial Park, and in the event of the transfer by such owner of its interest in the Commercial Park, such owner shall thereupon be released and discharged from all covenants and obligations of Landlord thereafter accruing (but not from any accrued but unperformed obligations of Landlord), but such covenants and obligations shall be binding during the lease term upon each new owner for the duration of, and with respect to the period of, such owner’s ownership.

Section 24.05. [Intentionally omitted].

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Section 24.06. All monetary obligations of Landlord and Tenant (including, without limitation, any monetary obligation of Landlord or Tenant for damages for any breach of the respective covenants, duties or obligations of Landlord or Tenant hereunder) are performable exclusively in Houston, Harris County, Texas.

Section 24.07. Tenant hereby waives and relinquishes any right to assert, as either a claim or a defense, that Landlord is bound to perform or is liable for the non-performance of any implied covenant or implied duty of Landlord not expressly set forth herein. Tenant waives any implied warranty of Landlord that the Leased Premises are suitable for their intended commercial purpose. Tenant agrees to perform all of its Lease obligations (including without limitation, the obligation to pay rent), notwithstanding an alleged breach by Landlord of any such implied warranty. Tenant agrees that Landlord shall incur no liability to Tenant by reason of any defect in the Leased Premises, whether apparent or latent.

Section 24.08. If this Lease is executed by more than one person or entity as “Tenant”, each such person or entity shall be jointly and severally liable hereunder. It is expressly understood that any one of the parties who have executed this Lease as “Tenant” (herein individually referred to as “Signatory”) shall be empowered to execute any modification, amendment, exhibit, floor plan, or other document (“Future Instrument”) and bind each of the Signatories who has executed this Lease regardless of whether each Signatory, in fact, executes such Future Instrument.

Section 24.09. Upon written request, Tenant shall provide to Landlord, within fourteen (14) days of such request, a copy of its most recent financial statement including both a balance sheet and income statement. Such request may be made by Landlord from time to time during the Lease Term, but not more often than annually.

Section 24.10. If during the term of this Lease Tenant requests that Landlord prepare, review, or negotiate legal documentation for any reason other than a transaction solely between Tenant and Landlord, then Landlord reserves the right to charge Tenant a reasonable fee for the preparation, review and/or negotiation of such documentation. Such fee shall be due and payable to Landlord on demand.

Section 24.11. Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with, and Tenant further covenants to Landlord that Tenant shall at all times during the term of the Lease (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including, but not limited to, Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental, regulatory, or administrative action relating thereto.

Section 24.12. Attached hereto as Exhibit “X” and incorporated herein by reference is a copy of the Lease Commission Agreement, if any, with Boyd Commercial (Mike Boyd) (“Tenant’s Broker”), which pertains to this Lease. Landlord agrees to pay when due all leasing commissions due or to become due to Tenant’s Broker under said Lease Commission Agreement, or which may become payable to any broker(s) with whom Landlord might have dealt in connection with this Lease. Tenant agrees to pay when due all leasing commissions due or to become due to any other broker claiming a commission as a result of having dealt with Tenant in connection with this Lease.

ARTICLE XXV – OCCUPANCY OF LEASED PREMISES DURING CONSTRUCTION

Section 25.01. The parties acknowledge that Tenant desires to occupy the warehouse area during the period of Landlord’s construction, and Landlord has agreed to accommodate Tenant, subject to the following:

(i)	As of March 1, 2012 (but not prior thereto), Tenant shall be provided full access to the warehouse portion of the Leased Premises to accommodate Tenant’s construction work, operational setup, and receipt and retrieval of inventory and retail fixtures;

(ii)	Tenant will not interfere with Landlord’s contractors during said construction period;

(iii)	Tenant agrees that occupancy during said construction period shall be at its own risk, and Tenant hereby releases Landlord and its agents, employees and contractors from all claims for loss, damage or injury to the full extent permitted by law;

Tenant agrees to indemnify Landlord and hold Landlord and Landlord’s employees harmless from all claims (including the costs and expenses of defending against all of the aforesaid) arising (or alleged to arise) from any act or omission of Tenant, its agents or employees, or arising from any injury to or death of any person or persons, or damage to or destruction of any property occurring in connection with Tenant’s use of the Leased Premises during Landlord’s construction.

ARTICLE XXVI – OPTION TO EXPAND

Section 26.01. Provided there shall not have occurred and be continuing an “Event of Default” (as defined in Article XV hereof) and there has been no assignment of this Lease (other than a Permitted Transfer as defined in Article VIII), then, at any time on or prior to September 30, 2014, Tenant shall have the right to lease all (or as provided in Section 26.02, a portion) of the “Expansion Space” (as indicated on Exhibit “A” attached hereto) pursuant to the terms and conditions of this Lease, including Base Rent and Additional Rent set forth herein; provided, however, the Expansion Space shall be tendered to, and accepted by, Tenant on an “as-is” basis. If Tenant elects to expand into the Expansion Space, Tenant shall be required to lease the entire Expansion Space, except as provided in Section 26.02. In the event Tenant desires to lease the Expansion Space pursuant to the terms of this Section 26.01, Tenant shall notify Landlord on or before September 30, 2014 of its election (“Expansion Notice”). Time is of the essence. In the event Landlord does not receive Tenant’s Expansion Notice on or before September 30, 2014, then this Article XXVI shall be rendered null and void and of no further force or effect. Upon receipt by Landlord of Tenant’s Expansion Notice, Landlord shall submit to Tenant a lease amendment incorporating the Expansion Space (or applicable portion thereof) into the Leased Premises upon the terms and conditions set forth in this Article XXVI, and Tenant shall execute and deliver to Landlord signed counterparts of such lease amendment within ten (10) days following receipt thereof by Tenant. Time is of the essence. In the event Tenant fails to execute the aforesaid

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amendment and return same to Landlord within such ten (10) day period, then Tenant will be deemed to have waived its rights under this Article XXVI and this Article XXVI shall be rendered null and void. Such amendment shall provide that Tenant’s obligation to pay rental attributable to the Expansion Space shall commence thirty (30) days following the date upon which Landlord tenders possession of the Expansion Space to Tenant (“Tender Date”).

In the event Tenant exercises its rights herein granted, the Expansion Space shall be tendered to Tenant and accepted by Tenant on an “as is” basis and shall become part of the Leased Premises, subject to all of the terms and provisions of this Lease as of the Tender Date. Tenant shall be responsible for all costs and expenses in connection with any construction required to combine the Leased Premises and the Expansion Space, and all construction performed at the Expansion Space shall be performed in full compliance with all applicable governmental laws, regulations and ordinances, in a good and workmanlike manner and based upon plans and specifications approved by Landlord (which approval by Landlord shall not be unreasonably withheld, delayed or conditioned). Upon the Tender Date, “Tenant’s Share” (as said term is used in Article XXI) shall be calculated by using as the numerator the total number of square feet then contained in the Leased Premises after adding thereto the Expansion Space. The term of this Lease with respect to any Expansion Space shall be co-terminous with that of the original Leased Premises.

Section 26.02. If, on or prior to September 30, 2014, Landlord receives a bona fide written offer from a third party to lease all or a portion of the Expansion Space, Landlord may give notice to Tenant of such offer (“Third Party Offer Notice”) in which event Tenant shall have a period of ten (10) days after receipt of the Third Party Offer Notice in which to send to Landlord the Expansion Notice indicating that Tenant elects to lease all (or such portion of the Expansion Space pursuant to the terms set forth in Section 26.01, above). In the event Landlord does not receive the Expansion Notice from Tenant within ten (10) days after Tenant’s receipt of the Third Party Offer Notice, and Landlord proceeds to lease all or such portion of the Expansion Space pursuant to such Third Party Offer Notice, then Tenant will be deemed to have waived its right to expand into the Expansion Space or applicable portion thereof pursuant to the terms of this Article XXVI. In the event Landlord does not lease all or such portion of the Expansion Space pursuant to such Third Party Offer Notice within six (6) months after said ten (10) day period, Tenant shall continue to have the Option to Expand into the Expansion Space pursuant to this Article XXVI, and in the event Landlord leases only a portion of the Expansion Space pursuant to such Third Party Offer Notice within said six (6) month period, Tenant shall continue to have the Option to Expand into the balance of the Expansion Space pursuant to this Article XXVI.

Section 26.03. In the event Tenant declines to exercise its Option to Expand or is deemed to have waived its Option to Expand, then Landlord shall have the right to market the Expansion Space or applicable portion thereof to third parties. If, after Tenant declines its Option to Expand (or is deemed to have waived its Option to Expand), Landlord enters into a lease with a third party for all or any portion of the Expansion Space, Tenant shall pay to Landlord the cost incurred by Landlord to install up to 600 amps of electricity to the Expansion Space, including the “House Service”. The total cost incurred by Landlord in installing electricity with respect to the Expansion Space including the House Service shall herein be referred to as the “Installation Cost”. Prior to authorizing any work Landlord shall obtain at least three (3) competitive bids for the Installation Cost from qualified contractors. Landlord shall submit the three bids to Tenant for approval by Tenant. Tenant shall have five (5) days in which to notify Landlord which contractor’s bid it approves, failing which Landlord shall have the right to select one of the bidding contractors. Tenant’s share of the Installation Cost shall be payable within thirty (30) days after written notice from Landlord to Tenant accompanied by a copy of the invoice from Landlord’s contractor. In the event the tenant occupying the Expansion Space should require more than 600 amps of electricity which Landlord is required to make available and pay for, Landlord and Tenant shall share the Installation Cost on a pro rata basis calculated as provided herein: Tenant’s share of the Installation Cost shall be an amount equal to the product of (i) the total Installation Cost multiplied by (ii) a fraction, the numerator of which is 600 and the denominator of which is the total amps of electricity installed with respect to the Expansion Space. Notwithstanding anything written herein, in no event shall Tenant be responsible for paying any cost associated with any installation of any buss gutter at or with respect to the Expansion Space.

ARTICLE XXVII – RIGHT OF FIRST REFUSAL

Section 27.01. Provided that there shall have been no assignment of this Lease and there shall not have occurred an “Event of Default” (as defined in article XV hereof) which remains uncured after any applicable notice and cure periods, then, from and after October 1, 2014, Landlord shall not thereafter lease the Expansion Space except upon compliance with the following procedures:

(a) If Landlord shall have made a bona fide written offer accepted by a prospective Tenant (“Prospect”) or if Landlord shall have received a bona fide written offer from a Prospect with respect to the Expansion Space and Landlord desires to accept such offer (any such offer whether made or received by Landlord being herein called a “Proposed Lease”), Landlord shall give notice to Tenant of such offer, with reasonable information concerning the Proposed Lease (including Base Rent and Additional Rent payable thereunder) (“Prospect Notice”).

(b) Tenant shall have a right (“Right of First Refusal”), for a period of ten (10) days after Landlord shall have given Tenant the Prospect Notice as set forth in subparagraph (a) above, during which Tenant itself may elect to exercise its Right of First Refusal to lease the Expansion Space, or the portion thereof proposed to be leased to Prospect if Prospect proposes to lease less than all of the Expansion Space, on the “Same Terms and Conditions” (as hereinafter defined) as the Proposed Lease.

SECTION 27.02. In the event Tenant exercises its Right of First Refusal as set forth in Section 27.01 above, then upon receipt by Landlord of Tenant’s notice exercising its rights hereunder, Landlord shall submit to Tenant a lease amendment incorporating the Expansion Space or applicable portion thereof into the Leased Premises upon the Same Terms and Conditions as the Proposed Lease, and Tenant shall execute and deliver to Landlord signed counterparts of such lease amendment within ten (10) days following receipt thereof by Tenant.

Section 27.03. In the event Landlord offers to Tenant the Expansion Space or a portion thereof pursuant to this Article XXVII, and Tenant: (i) declines to exercise its Right of First Refusal as provided in this Article XXVII, or (ii) fails to timely exercise its Right of First Refusal within the ten (10) day period set forth above, or (iii) after exercising its Right of First Refusal, fails to execute a lease amendment within the ten (10) day period set forth above, Landlord may enter into a lease with the Prospect named in the Prospect Notice at any time within six (6) months thereafter, on the terms and conditions set forth in the Prospect Notice; provided, however that upon the expiration of the lease with the Prospect named in the Prospect

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Notice, Tenant shall again have a Right of First Refusal to lease the Expansion Space pursuant to this Article XXVII. Additionally, if Tenant: (i) declines to exercise its Right of First Refusal, or (ii) fails to timely exercise its Right of First Refusal, or (iii) after exercising its Right of First Refusal, fails to timely execute a lease amendment but Landlord fails to lease the Expansion Space to the Prospect named in the Prospect Notice, or (iv) if Landlord shall fail to lease the Expansion Space or applicable portion thereof to the Prospect within six (6) months thereafter on the terms and conditions set forth in the Prospect Notice, then Tenant shall again have a Right of First Refusal for the Expansion Space or applicable portion thereof, pursuant to the terms of this Article XXVII.

If, after Tenant’s failing or refusing to exercise its Right of First Refusal, Landlord enters into a lease with a third party for all or any portion of the Expansion Space, Tenant shall pay to Landlord the cost incurred by Landlord to install up to 600 amps of electricity to the Expansion Space, including the “House Service”. The total cost incurred by Landlord in installing electricity with respect to the Expansion Space including the House Service shall herein be referred to as the “Installation Cost”. Prior to authorizing any work Landlord shall obtain at least three (3) competitive bids for the Installation Cost from qualified contractors. Landlord shall submit the three bids to Tenant for approval by Tenant. Tenant shall have five (5) days in which to notify Landlord which contractor’s bid it approves, failing which Landlord shall have the right to select one of the bidding contractors. Tenant’s share of the Installation Cost shall be payable within thirty (30) days after written notice from Landlord to Tenant accompanied by a copy of the invoice from Landlord’s contractor. In the event the tenant occupying the Expansion Space should require more than 600 amps of electricity which Landlord is required to make available and pay for, Landlord and Tenant shall share the Installation Cost on a pro rata basis calculated as provided herein: Tenant’s share of the Installation Cost shall be an amount equal to the product of (i) the total Installation Cost multiplied by (ii) a fraction, the numerator of which is 600 and the denominator of which is the total amps of electricity installed with respect to the Expansion Space. Notwithstanding anything written herein, in no event shall Tenant be responsible for paying any cost associated with any installation of any buss gutter at or with respect to the Expansion Space.

SECTION 27.04. For purposes hereof, the phrase “Same Terms and Conditions” means the identical terms and conditions offered by “Prospect” with respect to Base Rent, and initial Additional Rent. Such amendment shall provide that rental attributable to the Expansion Space shall be payable thirty (30) days following the date upon which the Expansion Space or applicable portion thereof is delivered to Tenant (the “Tender Date”). The Expansion Space or applicable portion thereof shall be tendered to Tenant and accepted by Tenant on an “as is” basis and shall become part of the Leased Premises, subject to all of the terms and provisions of this Lease as of the Tender Date. Tenant shall be responsible for all costs and expenses in connection with any construction required to combine the Leased Premises and the Expansion Space or applicable portion thereof, and all construction performed at the Expansion Space or applicable portion thereof shall be performed in full compliance with all applicable governmental laws, regulations and ordinances, in a good and workmanlike manner and based upon plans and specifications approved by Landlord (which approval by Landlord shall not be unreasonably withheld, delayed or conditioned). The term of this Lease with respect to any Expansion Space or applicable portion thereof shall be co-terminous with that of the original Leased Premises. If Prospect shall have offered to lease less than all of the Expansion Space and Tenant exercises its Right of First Refusal herein granted, then Minimum Rent, the initial Common Area Payment and Tax and Insurance Payment (on a per square foot basis) applicable to the portion of the Expansion Space covered by the Proposed Lease shall be applicable to the applicable portion of the Expansion Space so leased by Tenant pursuant to the terms hereof.

ARTICLE XXVI - ENTIRE AGREEMENT

Section 26.01. This instrument (including all Riders, Exhibits and Guaranty, if any), constitutes the entire agreement between Landlord and Tenant; no prior written or prior or contemporaneous oral promises or representations shall be binding. This Lease shall not be amended, changed or extended except by written instrument signed by both parties hereto.

THE SUBMISSION OF THIS DOCUMENT FOR EXAMINATION AND/OR EXECUTION HEREOF SHALL BECOME EFFECTIVE ONLY UPON EXECUTION BY ALL PARTIES HERETO AND DELIVERY OF A FULLY EXECUTED COUNTERPART BY LANDLORD TO THE OTHER PARTIES HERETO.

EXECUTED in multiple counterparts, each of which shall have the force and effect of an original, on the day and year first written above.

WEINGARTEN/LUFKIN, INC.,
a Texas corporation

By:	/s/ Jeffrey A. Tucker
Name:	Jeffrey A. Tucker
Title:	Sr. Vice President / General Counsel
“LANDLORD”

FRANCESCA’S COLLECTIONS, INC.

By:	/s/ John DeMeritt
Name:	John DeMeritt
Title:	President, CEO
“TENANT”

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SCHEDULE I

TENANT MOVE-OUT RESPONSIBILITIES

ITEM	EXPECTED CONDITION

Ceiling:	1.	Not Applicable

Dock Doors/ Truck Wells:	1.	Repair and replace dented/damaged panels
	2.	Ensure doors operate properly

	3.	Leave keys to doors near the locks on inside of the premises

	4.	Replace any missing dock bumpers and repair damage to grade beam

	5.	Truck levelers are to be put in working order

Doors:	1.	Ensure all front and rear doors close and lock properly, leave keys.

Electrical:	1.	Any Exposed Wiring to be capped

Exterior:	1.	Ensure all downspouts and drains are in good condition, replace damaged downspouts and drains

Floors:	1.	Tenant shall leave the space in Broom Clean condition

	2.	Remove any protrusions from floor area—cut off at floor level

	3.	Remove any tars, paints, greases or other residue from warehouse floor, sweep and/or power wash as necessary.

HVAC:	1.	Tenant shall maintain a HVAC service contract per the terms of the Lease.

Lighting:	1.	Ensure all lamps, bulbs, lenses and ballasts are in good operating condition

Plumbing:	1.	Ensure all plumbing fixtures are in good working order

	2.	Ensure fire sprinklers are in good working order (if applicable)

	3.	Turn off all gas and equipment and ensure all is in good working order

Signs:	1.	Remove storefront signage

	2.	Cap off wires if applicable

	3.	In the event Tenant does not patch fascia, Landlord will patch fascia and bill tenant

Trash:	1.	Dispose of trash/debris within space as well as the exterior rear

	2.	Remove dumpsters

	3.	Remove all warehouse racking systems, fences, etc.

Walls:	1.	Repair any damage to exterior and demising walls, that existed upon possession. Furthermore, in the event that a demising wall is constructed to separate Tenant’s demised premises from the adjacent space and is structurally damaged, tenant shall repair said damage

	2.	Repair or replace any damaged structural steel columns (must consult with Property Manager).

Windows:	1.	Replace damaged glass

If Tenant is going to vacate, it shall give Landlord prior written notice and arrange for a walkthrough inspection at least 15 days prior to vacating the Premises and immediately after vacating property to determine the condition of the Premises and any needed repairs which will be the responsibility of the Tenant under this Lease.

CONSTRUCTION RIDER

This Construction Rider is attached to and forms a part of that certain Commercial Park Lease (the “Lease Contract”) dated December 27, 2011, between WEINGARTEN/LUFKIN, INC., as “Landlord” and FRANCESCA’S COLLECTIONS, INC., a Texas corporation as “Tenant”.

1.01.A. Subject to the provisions hereof, prior to tender of possession of the Leased Premises to Tenant, Landlord, at Landlord’s sole expense, will perform those items of construction listed on Exhibit “D” and “D-1” attached hereto and incorporated herein for all purposes.

B. Landlord shall use good faith efforts to obtain all required permits, authorizations, letters of utility availability and licenses (collectively referred to herein as a “Building Permit”) from appropriate governmental authorities for construction of the improvements. In the event that the applicable governmental authorities involved decline to issue a Building Permit to Landlord on the basis of the plans and specifications prepared by Landlord which incorporate the work described in Exhibit “D” and “D-l” (“Landlord’s Work”), Landlord and Tenant will, acting in good faith and with reasonable diligence, attempt to make mutually agreeable revisions to said plans and specifications which will satisfy the requirements for issuance of a Building Permit, in accordance with the usage as defined in Article VI of the Lease Contract although neither Landlord nor Tenant shall be obligated to approve any such revisions.

C. Landlord’s work shall be completed within one hundred twenty (120) days after the execution date of the Lease substantially in accordance with Exhibit “D” and “D-l” unless Landlord’s failure so to complete is caused by governmental restrictions, strikes, lockouts, shortages of labor or material, acts of God, war or civil commotion, fire, unavoidable casualty, inclement weather or any cause beyond the reasonable control of Landlord (any one or more of the aforesaid reasons for Landlord’s failure so to complete being herein referred to as “Excusable Delays”), in which event Landlord shall have a period of time equal to the total of all Excusable Delays in addition to the time specified above in which to complete such construction substantially in accordance with Exhibit “D” and “D-l”. Notwithstanding anything to the contrary written herein, Landlord’s work must be completed by the Deadline Date (defined below) which Deadline Date will apply without regard to any Excusable Delays.

On the condition that, on or before November 28, 2011, Landlord receives from Tenant a partially executed copy of this Lease signed by Tenant (“Tenant Executed Lease”), the “Deadline Date” shall be June 30, 2012. In the event Landlord fails to complete Landlord’s Work on or before the Deadline Date, then commencing on May 1, 2013, there shall be a day for day abatement in Base Rent for each day between the Deadline Date and the date upon which Landlord completes Landlord’s Work. Additionally, in the event Landlord fails to complete Landlord’s Work on or before the Deadline Date, Tenant shall have the right to terminate this Lease upon seven (7) days prior written notice. However, in the event Tenant terminates this lease pursuant to this Subsection C, and Landlord thereafter completes Landlord’s Work before the expiration of the aforesaid seven day period, then Tenant’s notice of termination shall be rendered null and void. In the event Landlord does not receive a Tenant Executed Lease on or before November 28, 2011, then the “Deadline Date” shall be extended one day for each day after November 28, 2011 that Landlord receives the Tenant Executed Lease.

Section 1.02. Subject to the Tenant’s right of access to the Leased Premises pursuant to the terms of Section 25.01 of the Lease, upon completion by Landlord of the work to be performed by it substantially in accordance with Exhibit “D” and “D-l”, Landlord will tender possession of the Leased Premises to Tenant, and Tenant will accept and occupy the Leased Premises in accordance with the Lease Contract. All of Landlord’s work shall be done in a good and workmanlike manner and in compliance with all laws, ordinances, building codes, rules and regulations of appropriate governing authorities and Landlord shall procure any certificates required by any such governing authority at Landlord’s sole cost and expense. Upon acceptance of the Leased Premises Tenant shall have a reasonable period in which to inspect Landlord’s work, notify Landlord of any deficiencies in Landlord’s work, and Landlord shall diligently, at its sole cost address any such deficiencies in the Landlord’s work.

As part of Tenant’s construction work at the Leased Premises, Tenant shall be responsible for the construction of the demising wall in the location shown on Exhibit A-1 which shall separate the Leased Premises from the Expansion Space (as shown on Exhibit A). Such demising wall shall be a one hour fire rated demising wall finished on both sides.

Section 1.03.A. Tenant may construct improvements at the Leased Premises only upon satisfying the following “conditions precedent”: (i) that Landlord and Tenant shall have acting in good faith mutually agreed in writing upon plans and specifications and one or more general contractors (herein sometimes referred to as “contractor”) to be utilized by Tenant; (ii) that Tenant has tendered to Landlord: a true copy of a “Building Permit” (meaning all required governmental, regulatory authority and other permits, consents and letters of utility availability) for the work of Tenant and its contractors, and certificates of all insurance required to be obtained by Tenant pursuant to the Lease Contract.

         B. If Landlord and Tenant have not agreed in writing upon said plans and specifications or one or more general contractors to be utilized by Tenant on or before January 31, 2012, then within thirty (30) days thereafter, Tenant shall cause complete plans and specifications (“working drawings”) to be prepared and three (3) counterparts to be submitted to Landlord for examination along with a list of one (1) or more contractors acceptable to Tenant. Tenant is solely responsible for compliance with all municipal, State and Federal rules, regulations, and laws which govern Tenant’s construction and occupancy of the Leased Premises. Landlord’s reasonable approval (which reasonable approval by Landlord shall not be unreasonably withheld, delayed or conditioned) of Tenant’s plans and specifications is to satisfy a condition precedent to the commencement of Tenant’s construction, and should not be relied upon by Tenant as a representation or warranty by Landlord of any kind or nature, expressed or implied, all of which are hereby disclaimed. Landlord makes no representation or warranty that Tenant’s proposed construction is structurally sound, is in compliance with the above-mentioned rules, regulations, or laws, or is sufficient to obtain all required permits. When such final working drawings are mutually approved by Landlord and Tenant in writing, such working drawings shall be initialed or signed by Landlord and Tenant and dated and designated Exhibit “C”, but need not be attached to the Lease Contract.

C. No change, alteration or remodeling by Tenant shall at any time be made which shall impair the structural soundness or diminish the value of the Leased Premises. All work done in connection with any change, remodeling or alterations shall be done in a good and workmanlike manner and in compliance with all laws, ordinances, building codes, rules and regulations of appropriate governing authorities and Tenant shall procure any certificates required by any such governing authority at Tenant’s sole cost and expense. Tenant will also provide and install all other interior work, trade equipment, furniture, fixtures and effects of every description reasonably necessary or appropriate (as determined by Tenant) for Tenant’s business and all such items to be provided and installed by Tenant shall be of quality deem suitable by Tenant. Upon completion by Tenant of its work at the Leased Premises, Tenant will furnish Landlord one (1) set of as-built drawings for the electrical and mechanical systems of the Leased Premises.

Section 1.04. With respect to any labor performed or materials furnished by Tenant at the Leased Premises, the following shall apply: All such labor shall be performed and materials furnished at Tenant’s own cost, expense and risk. Labor and materials used in the installation of Tenant’s furniture and fixtures, and in any other work on the Leased Premises performed by Tenant, will be subject to Landlord’s reasonable prior written approval (which reasonable approval by Landlord shall not be unreasonably withheld, delayed or conditioned). Any such approval of Tenant’s labor shall constitute a revocable license authorizing Tenant to permit such labor to enter upon the Commercial Park and Leased Premises prior to the commencement of the lease term for so long as Tenant’s labor does not unreasonably interfere with labor utilized by Landlord. With respect to any contract for any such labor or materials, Tenant acts as a principal and not as the agent of Landlord. Tenant agrees to indemnify and hold Landlord harmless from all claims (including costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, contractors, subcontractors, laborers, materialmen or invitees or arising from any bodily injury or property damage occurring or alleged to have occurred incident to Tenant’s work at the Leased Premises. Tenant shall have no authority to place any lien upon the Leased Premises or any interest therein nor in any way to bind Landlord; and any attempt to do so shall be void and of no effect. Landlord expressly disclaims liability for the cost of labor performed or materials furnished by Tenant. If, because of any actual or alleged act or omission of Tenant, any lien, affidavit, charge or order for the payment of money shall be filed against Landlord, the Leased Premises or any portion thereof or interest therein, whether or not such lien, affidavit, charge or order is valid or enforceable, Tenant shall, at its own cost and expense, cause same to be discharged of record by payment, bonding or otherwise no later than forty five (45) days after notice to Tenant of the filing thereof, but in all events, prior to the foreclosure thereof. All of Tenant’s construction at the Leased Premises shall be performed in substantial compliance with the working drawings, all applicable building codes and other legal requirements and in a good and workmanlike manner reasonably satisfactory to Landlord’s Architect and in such manner as to not cause Landlord’s fire and extended coverage insurance to be canceled or the rate therefor unreasonably increased. In the performance of such work, Tenant shall not interfere with or delay any work being done by Landlord’s contractors.

Section 1.05. In connection with any construction of improvements at the Leased Premises by Tenant, the following shall apply:

Tenant shall take out and maintain (or cause the contractor under its construction contract(s) to take out and maintain) Commercial General Liability insurance in a minimum amount of $1,000,000.00 combined single limit. Said liability insurance shall name Landlord as an additional insured with Tenant (and shall contain a cross-liability endorsement) and shall be non-cancellable with respect to Landlord except upon thirty (30) days’ notice to Landlord given in the same manner as provided in the Lease Contract. Tenant shall also take out and maintain (or cause the contractor under its construction contract(s) to take out and maintain) all builder’s risk insurance to the full insurable value of improvements constructed and materials stored at the Leased Premises. Said builder’s risk insurance shall name Landlord as an additional insured and shall be non-cancellable with respect to Landlord. Tenant shall take out (or cause contractor under its construction contract(s)) to take out and maintain Workers’ Compensation and Employers Liability in a minimum amount of $500,000 bodily injury for each accident, $500,000 bodily injury by disease for each employee, and $500,000 bodily injury disease aggregate and provide a waiver of subrogation for the Tenant and Landlord. Certificates of all such insurance shall be delivered by Tenant to Landlord within five (5) days following Tenant’s entering into any such construction contract(s) (but in all events prior to Tenant or Tenant’s general contractor commencing construction).

Section 1.06. All improvements constructed by Tenant at the Leased Premises (excepting only Removable Trade Fixtures installed by Tenant and as otherwise provided by the Lease Contract) shall, immediately upon such construction, become and remain the property of Landlord; and Tenant shall have no right, title or interest (including lien interest) therein, except only as Tenant under the provisions of the Lease Contract. The aforesaid improvements, if constructed by Tenant, are not intended as any nature of rent or compensation to Landlord.

Section 1.06. As a part of Landlord’s work hereunder, Landlord shall install an ESFR (Early Suppression Fast Response) sprinkler system in that portion of the Leased Premises to be utilized by Tenant as warehouse. With respect to that portion of the Leased Premises to be utilized by Tenant as office space, any work involving the sprinkler system shall be performed by Tenant, at its expense, using a licensed sprinkler contractor approved by Landlord.

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OPTION RIDER

This Option Rider is attached to and forms a part of that certain Commercial Park Lease (the “Lease Contract”) dated December 27, 2011, between WEINGARTEN/LUFKIN, INC., as “Landlord,” and FRANCESCA’S COLLECTIONS, INC., a Texas corporation as “Tenant”.

Contingent upon Tenant satisfying all of the following conditions, Tenant is hereby granted an option to extend the lease term, as set forth in Section 3.01 of the Lease Contract (the “Primary Term”) for two (2) additional periods of sixty (60) full calendar months each (the “1st Extension Term” and “2nd Extension Term”), said conditions being that:

(i) There shall be no Event of Default by Tenant under the Lease which remains uncured as of the date of Tenant’s exercise of such option;

(ii) Except for a “Permitted Transfer” (as defined in Section 8.02 of the Lease), Tenant shall not have assigned the Lease Contract or any interest therein or sublet (or otherwise permitted occupancy by any third party of) more than fifty percent (50%) of the Leased Premises during the Primary Term or 1st Extension Term (any such assignment, subletting or occupancy being subject to the provisions of Article VIII of the Lease Contract) regardless of whether any such assignment, sublease or occupancy is then still in effect and regardless of whether Landlord shall have consented to any such assignment, subletting or occupancy;

(iii) Tenant shall have given notice (“Notice of Intent to Renew”) to Landlord not less than one hundred eighty (180) days prior to the expiration of the Primary Term of Tenant’s exercise of the option for the 1st Extension Term; and

Tenant shall have given Landlord the Notice of Intent to Renew not less than one hundred eighty (180) days prior to the expiration of the 1st Extension Term of Tenant’s exercise of the option for the 2nd Extension Term.

Time is of the essence in the exercise of these options and should Tenant fail to exercise said options by timely notice, said options shall lapse and be of no further force or effect.

Tenant further acknowledges that a failure to properly exercise the option for the 1st Extension Term as provided hereinabove, shall render Tenant’s option for the 2nd Extension Term null and void and without further force and effect.

In the event that Tenant effectively exercises the option(s) herein granted, then all of the terms and provisions of the Lease Contract as are applicable during the Primary Term shall likewise be applicable during the 1st and 2nd Extension Terms, except:

(a) Tenant shall have no further right to renew or extend the lease term after the expiration or other termination of the 2nd Extension Term;

(b) The “Base Rent” (as defined in Article 1.6 of the Lease Contract) which shall be due and payable each month during the 1st Extension Term (“First Extension Rent”), (and at the same time and place and in the same manner as set forth in Section 4.01 of the Lease Contract relative to payment of Base Rent during the Primary Term), shall be at the prevailing “Fair Market Rental Value” (as hereinafter defined) as of the date of exercise of such option by Tenant. As used herein, “Fair Market Rental Value” shall mean the then current rental rate charged by commercial landlords (on a per square foot basis) for comparable space (having approximately 5% office finish and no air-conditioned distribution area) in buildings of comparable size and condition and whose material components are of comparable age located comparable commercial parks with similar amenities in the northwest quadrant of the City of Houston (after taking into account any credits or construction allowances granted) in connection with new leases entered into within the twelve (12) month period immediately preceding the date upon which Tenant gives Landlord its Notice of Intent to Renew.

Landlord shall provide to Tenant written notice of the First Extension Rent payable during the first Lease Year of the 1st Extension Term not later than thirty (30) days after receipt of Tenant’s Notice of Intent to Renew (such notice called the “First Extension Rent Notice”).

Tenant shall have fifteen (15) days after receipt of the First Extension Rent Notice (“Tenant’s Review Period”) within which to accept such Fair Market Rental Value or to reasonably object thereto in writing. In the event Tenant objects to the Fair Market Rental Value submitted by Landlord, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Value.

If, within forty-five (45) days after Tenant’s receipt of the First Extension Rent Notice (the “Rental Negotiation Deadline”), Landlord and Tenant have not agreed in writing on the Base Rent payable during the First Extension Term, then within 7 days after the Rental Negotiation Deadline, Landlord and Tenant shall each simultaneously submit to each other its good faith estimate of the Fair Market Rental Value. If Tenant fails to timely submit its good faith estimate, then it will be presumed that Tenant has approved the amount proposed by Landlord as the Fair Market Rental Value. If Landlord fails to submit its good faith estimate, then it will be presumed that Landlord has approved the amount proposed by Tenant as the Fair Market Rental Value. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Fair Market Rental Value shall be the average of the two. Otherwise, the dispute shall be resolved as follows:

(i)	Within 7 days after the exchange of estimates, the parties shall select as an arbitrator an independent commercial real estate appraiser with at least 5 years of experience in handling transactions involving comparable space in Houston, Texas (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of 7 days, each shall select a Qualified Appraiser and within 10 days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second 7-day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(ii)	Within 21 days after submission of the matter to the Qualified Appraiser, the Qualified Appraiser shall determine the First Extension Rent by choosing whichever of the estimates submitted by Landlord and Tenant the Qualified Appraiser judges to be more accurate. The Qualified Appraiser shall notify Landlord and Tenant of its decision, which shall be final and binding.

Notwithstanding the foregoing, in no event will the First Extension Rent payable during the first Lease Year of the 1st Extension Term exceed one hundred twelve percent (112%) of the Base Rent in effect for the last month of the Primary Term. Commencing on the first day of each successive Lease Year during the 1st Extension Term, the First Extension Rent shall be increased by two percent (2%) per Lease Year (calculated on a compounded basis).

(c) The “Base Rent” (as defined in Article 1.6 of the Lease Contract) which shall be due and payable each month during the 2nd Extension Term (“Second Extension Rent”), (and at the same time and place and in the same manner as set forth in Section 4.01 of the Lease Contract relative to payment of Base Rent during the Primary Term), shall be at the prevailing “Fair Market Rental Value” (as hereinafter defined) as of the date of exercise of such option by Tenant. As used herein, “Fair Market Rental Value” shall mean the then current rental rate charged by commercial landlords (on a per square foot basis) for comparable space (having approximately 5% office finish and no air-conditioned distribution area) in buildings of comparable size and condition and whose material components are of comparable age located comparable commercial parks with similar amenities in the northwest quadrant of the City of Houston (after taking into account any credits or construction allowances granted) in connection with new leases entered into within the twelve (12) month period immediately preceding the date upon which Tenant gives Landlord its Notice of Intent to Renew.

Landlord shall provide to Tenant written notice of the Second Extension Rent payable during the first Lease Year of the 2nd Extension Term not later than thirty (30) days after receipt of Tenant’s Notice of Intent to Renew (such notice called the “Second Extension Rent Notice”).

Tenant shall have fifteen (15) days after receipt of the Second Extension Rent Notice (“Tenant’s Review Period”) within which to accept such Fair Market Rental Value or to reasonably object thereto in writing. In the event Tenant objects to the Fair Market Rental Value submitted by Landlord, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Value.

If, within forty-five (45) days after Tenant’s receipt of the Second Extension Rent Notice (the “Rental Negotiation Deadline”), Landlord and Tenant have not agreed in writing on the Base Rent payable during the First Extension Term, then within 7 days after the Rental Negotiation Deadline, Landlord and Tenant shall each simultaneously submit to each other its good faith estimate of the Fair Market Rental Value. If Tenant fails to timely submit its good faith estimate, then it will be presumed that Tenant has approved the amount proposed by Landlord as the Fair Market Rental Value. If Landlord fails to submit its good faith estimate, then it will be presumed that Landlord has approved the amount proposed by Tenant as the Fair Market Rental Value. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Fair Market Rental Value shall be the average of the two. Otherwise, the dispute shall be resolved as follows:

(iii)	Within 7 days after the exchange of estimates, the parties shall select as an arbitrator an independent commercial real estate appraiser with at least 5 years of experience in handling transactions involving comparable space in Houston, Texas (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of 7 days, each shall select a Qualified Appraiser and within 10 days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second 7-day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(iv)	Within 21 days after submission of the matter to the Qualified Appraiser, the Qualified Appraiser shall determine the Fair Market Rental Value by choosing whichever of the estimates submitted by Landlord and Tenant the Qualified Appraiser judges to be more accurate. The Qualified Appraiser shall notify Landlord and Tenant of its decision, which shall be final and binding.

Notwithstanding the foregoing, in no event will the Second Extension Rent payable during the first Lease Year of the 2nd Extension Term exceed one hundred twelve percent (112%) of the Base Rent in effect for the last month of the 1st Extension Term Commencing on the first day of each successive Lease Year during the 2nd Extension Term, the Second Extension Rent shall be increased by two percent (2%) per year (calculated on a compounded basis).

References in this Rider and the Lease Contract to the “term” or the “lease term” shall be understood to refer to both the Primary Term and (if Tenant’s option therefor is effectively exercised in accordance with the provisions hereof) also the hereinabove stated Extension Term unless such interpretation is expressly negated.

2

The “Leased Premises” as shown hereon is for Francesca’s Collections, Inc.

Subject to the terms of the Lease, any future construction by the Landlord within the Commercial Park will not affect the validity of the Lease covering the Leased Premises. Subject to the terms of the Lease , Landlord may elect to change the location, size, layout, or other details of any buildings, or Common Area in the Commercial Park and/or to construct other buildings in the Commercial Park and such changes will not affect the validity of the Lease covering the Leased Premises.

The post office address designated hereon, if any, is subject to change at any time.

Being a 40.433 acre (1,761,270 square feet) tract of land in the W. C. Wallace Survey, Abstract No. 848, Harris County, Texas and being all of Unrestricted Reserve “B”, Block 1 of Sandvik Subdivision, a plat of record under Film Code Number 352039 of the Harris County Map Records; said 40.433 acre tract of land being more particularly described by metes and bounds as follows (with bearing reference to Sandvik Subdivision):

BEGINNING at a 1-inch galvanized iron pipe found at the intersection of the westerly right-of-way line of Hollister Road (100’wide per Harris County Clerk File Numbers HI96338 & L446107) and the southeasterly right-of-way line of Southern Pacific Transportation Company (formerly know as H. & T.C. CO. R.R.-l00’wide) and being the northeasterly corner of the said Unrestricted Reserve “B” and the herein described tract;

THENCE South 27 degrees 20 minutes 25 seconds West, along the westerly right-of-way line of Hollister Road and the easterly line of said Unrestricted Reserve “B”, a distance of 249.34 feet to a 1-inch galvanized iron pipe found for a point of curvature to the left;

THENCE continuing along said westerly right-of-way line of Hollister Road and the easterly line of said Unrestricted Reserve “B”, and along said curvature to the left, having a radius of 2850.00 feet, an arc distance of 757.73 feet, a central angle of 15 degrees 14 minutes 00 seconds, and a chord bearing of South 19 degrees 43 minutes 25 seconds West, and a chord distance of 755.50 feet to a 5/8-inch iron rod with cap set for the northerly corner of the northwesterly cutback corner at the intersection of the westerly right-of-way line of Hollister Road and the northerly right-of-way line of Clay Road (100’ wide/right-of-way widening per Harris County Clerk File Number D992461);

THENCE South 47 degrees 40 minutes 05 seconds West (called South 50 degrees 01 minutes 27 seconds West), along said cutback line, a distance of 23.59 feet (called 23.51 feet) to a 5/8-inch iron rod with cap set for the southerly corner of said cutback and being on the northerly right-of-way line of Clay Road and the southeast corner of said Unrestricted Reserve “B” and for the herein described tract;

THENCE South 87 degrees 28 minutes 31 seconds West (called South 87 degrees 26 minutes 23 seconds West), along the northerly right-of-way line of Clay Road and the southerly line of said Unrestricted Reserve “B”, a distance of 1153.31 feet to a found “X” in concrete for the south southeast corner of Unrestricted Reserve “A”, Block 1, of said Sandvik Subdivision and the southwest corner of said Unrestricted Reserve “B” and the herein described tract;

THENCE North 02 degrees 02 minutes 57 seconds West, along the common line of said Unrestricted Reserve “A” and Unrestricted Reserve “B”, a distance of 1182.64 feet (called 1182.61 feet) to a 1-inch galvanized iron pipe found for corner;

THENCE North 87 degrees 37 minutes 00 seconds East, continuing along the common line of said Unrestricted Reserve “A” and Unrestricted Reserve “B”, a distance of 663.74 feet (called 633.40 feet) to a 1-inch galvanized iron pipe found for corner,

THENCE North 02 degrees 06 minutes 31 seconds West, (called North 01 degrees 59 minutes 58 seconds West) continuing along the common line of said Unrestricted Reserve “A” and Unrestricted Reserve “B”, a distance of 509.06 feet (508.94 feet) to a 1-inch galvanized iron pipe found on the southeasterly right-of-way line of Southern Pacific Transportation Company (formerly know as H. & T.C. CO. R.R.) for the northeasterly corner of said Unrestricted Reserve “A” and the northwesterly corner of said Unrestricted Reserve “B” and the herein described tract;

THENCE South 52 degrees 30 minutes 16 seconds East, along the southeasterly right-of-way line of Southern Pacific Transportation Company (formerly know as H. & T.C. CO. RJ1.) and the northerly line of said Unrestricted Reserve “B”, a distance of 1180.95 feet (called 1180.84 feet) to the POINT OF BEGINNING and containing a computed area of 40.433 acres (1,761,270 square feet) of land.

LESS AND EXCEPT, THE FOLLOWING:

Being a 9.269 acre (403,772 square feet) tract of land, being out of Reserve “B”, Block 1, Sandvik Subdivision as dedicated in Film Code Number 352039, of the Harris County Map Records and also described in a deed to Weingarten/Lufkin, Inc., as recorded in Harris County Clerk’s File (H.C.C.F.) T804873, in the W.C. Wallace Survey, Abstract 848, Houston, Harris County, Texas, said 9.269 acre tract being more particularly described as follows (all bearings and coordinates based on the Texas State Plane Coordinate System, South Central Zone (NAD83), determined by GPS observations referenced to NGS Cooperative COBS; All distances are surface, and the combined scale factor is 0.99990136217);

BEGINNING at a 1-inch iron pipe found marking the intersection of the south right-of-way line of the Southern Pacific Transportation Company railroad right-of-way (100 foot wide) with the west right-of-way line of Hollister Road (100 foot wide) and marking the northeast corner of aforesaid Reserve “B” and the herein described tract;

THENCE, South 27 degrees 20 minutes 36 seconds West, a distance of 249.34 feet, with the said west right-of-way line of Hollister to a 5/8-inch iron rod with CLR cap set for Point of Curvature of a curve to the left;

THENCE, continuing with said west right-of-way of Hollister Road and said curve to the left, having a central angle of 02 degrees 38 minutes 54 seconds, a radius of 2,850.00 feet, an arc length of 131.73 feet and a chord which bears South 26 degrees 01 minutes 09 seconds West, a distance of 131.72 feet, to an “X” in concrete set marking a point on a curve to the right and the southeast corner of the herein described tract;

THENCE, departing said west right-of-way line, over and across aforesaid Reserve “B” the following courses and distances:

With said curve to the right, having a central angle of 13 degrees 05 minutes 18 seconds, a radius of 302.75 feet, an arc distance of 69.16 feet and a chord which bears North 58 degrees 58 minutes 45 seconds West, a distance of 69.01 feet, to an “X” in concrete set for Point of Tangency;

North 52 degrees 26 minutes 09 seconds West, a distance of 845.02 feet, to a 5/8-inch iron rod with CLR cap set for angle point;

South 87 degrees 37 minutes 11 seconds West, a distance of 16.97 feet, to a 5/8-inch iron rod with CLR cap set for a common southeast corner of aforesaid Reserve “B” with Reserve “A” of the aforesaid Sandvik Subdivision and marking the southwest corner of the herein described tract;

THENCE North 02 degrees 06 minutes 20 seconds West, a distance of 509.06 feet, with said common line of Reserves “A” and “B”, to a 1-1/2-inch iron pipe found for the north common corner of said Reserves and marking the northwest corner of the herein described tract;

THENCE, South 52 degrees 30 minutes 06 seconds East, a distance of 1,180.95 feet, with the aforesaid south right-of-way line of Southern Pacific Transportation Company, to the POINT OF BEGINNING, containing a computed area of 9.269 acre (403,772 square feet) of land.

EXHIBIT “B”

P0418 Claywood Industrial Park

6/29/99 CA

07/31/09 EWS/eji

EXHIBIT “D”

Name:	ClayPoint Distribution Center	Location #:	0418-129
Unit#:	AOA	Floor#:	AOO
Premise Add:	8760 Clay Road
Suite 100 Houston, TX 77080
Tenant Name:	Francesca’s Collections, Inc.
Contact:	Clary Groen	Phone:	713-864-1358

Landlord shall complete the following work at its sole cost and expense:

1.	Landlord shall install an ESFR sprinkler system in the portion of the Lease Premises to be utilized by Tenant as hot warehouse or air conditioned warehouse. Landlord will provide freeze protection of the sprinklers in the hot warehouse area.

2.	Landlord shall allocate the existing 2,000 amp electrical service (including the “house service”) to the Tenant.

3.	Landlord will repair and replace sections of the roof according to the recommendations set forth in the Roof Report dated June 13, 2011 by Charter Roofing and Waterproofing attached hereto as Exhibit “D-1”.

4.	Place the existing T-5 lighting in good working order upon LL’s delivery of the Leased Premises.

5.	Near the NE corner of the warehouse, remove 5’ of floor slab on each side of the joint between two portions of the slab which have different elevations. The length of joint to be repaired is approximately 65 feet. Landlord will re-pour concrete slab to create a 10’ sloped transition between the two slab elevations.

6.	Stripe the initial 200 parking places specified in Article I, 12 of the Lease prior to March 1, 2012 and the 75 additional parking spaces by August 1, 2012.

CHARTER Roofing and Waterproofing

June 13, 2011

Sharlyne Friedrich

Weingarten Realty Management Company

P.O. Box 924133

Houston, Texas 77292-4133

Reference: Location No. 0418

 Claypoint Distribution Park

Dear Sharlyne:

We inspected the front building as requested. The majority of the roof is in good condition. There two sections which still have the pitch and organic felt assembly.

50,232 SF on the West side and 72,400 SF on the East side.

Both sections have numerous old penetrations which have been capped off or no longer in use.

There are various old penetrations in the main area (center) which have been capped off or no longer in use.

We recommend that the East and West side be budgeted for roof replacement.

The gutter and downspout assembly along the East side is new and in good working condition. We recommend that it remains in place.

Replacement scope of work:

•	Remove existing BUR roof down to lightweight deck

•	Mechanically fasten down a #75 base sheet

•	Mop in 2-plies of ply-VI felt with Type III asphalt

•	Mop down a fleece back TPO membrane

•	Both expansion curbs on the East section will be removed and a curbed expansion joint with a 2-piece 24-gauge cover will be installed

•	All abandoned penetrations will be removed, new deck metal installed and roofed in

A visual inspection of the deck was performed from the underside. The deck on the West side appears to be in good condition. The deck on the East side is showing signs of deterioration.

Due to the past history of this building, we recommend an allocated contingency for metal deck repairs

Yours truly,

Sam Vela

EXHIBIT “D-1”

Mary Jo Giammalva/ds	P0418-129
November 30, 2011	L FRANC111

INDUSTRIAL LEASE COMMISSION AGREEMENT

This Commission Agreement (“Agreement”) is between Landlord and Broker as defined below and sets forth the agreement between them regarding payment of any commissions earned in connection with the Lease Contract (“Lease”) between Landlord and the Tenant for the Premises noted below.

Landlord:	Weingarten/Lufkin, Inc.
Broker:	Boyd Commercial LLC
Tenant:	Francesca’s Collections, Inc.
Premises:	8760 Clay Road, Suite 100 Houston, TX 77080

1. Landlord shall pay Broker a commission for the initial term in the amount and manner as set forth on Exhibit A attached hereto. Such payment shall represent full and complete consideration for all services rendered by or through Broker in regards to the initial term of the Lease.

2. Landlord shall pay Broker a commission for the first renewal of the Lease beyond the initial term in the amount and manner as set forth on Exhibit A, provided that at the time of such renewal Broker is the designated representative of Tenant and Broker is actively involved in the negotiation of the renewal. Any such payment shall represent full and complete consideration for all services rendered by or through Broker in regards to the first renewal of the Lease.

3. In the event the Premises are expanded during the initial term pursuant to the Expansion Option contained in the Lease, Landlord shall pay Broker a commission in the amount and manner as set forth on Exhibit A, provided that at the time of such expansion no other Broker is the designated representative of Tenant. In the event the Premises are expanded during the initial term not pursuant to the Expansion Option contained in the lease, then Landlord shall pay Broker a commission in the amount and manner as set forth on Exhibit A, provided that at the time of such expansion Broker is the designated representative of Tenant and Broker is actively involved in the negotiation of the expansion. Any such payment provided for herein shall represent full and complete consideration for all services rendered by or through Broker in regards to any expansions during the initial term.

4. Except as provided above, Broker shall have no further claim for any additional commission or fees notwithstanding that the Lease may be subsequently amended, renewed or extended.

5. Provided the Lease is signed within 90 days of the date of this Agreement, the commission noted above shall be due from Landlord to Broker. The obligation shall be personal to Landlord and no lien on any Landlord property shall accrue. Broker hereby waives any lien rights that may be available to them under the laws of all applicable jurisdictions. However, Broker retains all rights to sue Landlord for collection of any commission due.

6. If for any reason whatsoever the Lease is terminated prior to the Base Rent Commencement Date (excluding any free rent period, if any), or if Tenant defaults prior to the Base Rent Commencement Date, or if Tenant fails to pay the first installment of rent due under the Lease (excluding Tenant’s Advance Rental Payment), then any payment made by Landlord to Broker under this Agreement shall be refunded to Landlord by Broker within ten (10) days after notice to Broker from Landlord.

7. Broker may not transfer to any extent their rights and obligations hereunder without the prior consent of Landlord.

8. Broker represents that Broker is currently a duly licensed real estate broker under all applicable laws. Broker represents that it is the sole real estate broker authorized to act on behalf of and represent Tenant with respect to the Premises, and Broker shall indemnify Landlord for claims by any other party for any fee or commission claimed in addition to any commission payable to Broker under this Agreement.

9. Broker agrees to keep confidential and not disclose to any party other than Tenant any terms (financial or otherwise) of the Lease or the negotiations related thereto. Further, Broker agrees not to place or permit to be placed in any newspaper or other publication or any other media form (including electronic or internet-based) any notice of the lease transaction contemplated by this Agreement without the prior written consent of Landlord.

EXHIBIT “X”

Lease Commission Agreement between

Landlord and Broker

Page One of Three

10. Broker represents and warrants to Landlord that Broker is currently in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including, but not limited to, Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental, regulatory, or administrative action relating thereto.

THE SUBMISSION OF THIS DOCUMENT FOR EXAMINATION AND/OR EXECUTION HEREOF SHALL BECOME EFFECTIVE ONLY UPON EXECUTION BY ALL PARTIES HERETO AND DELIVERY OF A FULLY EXECUTED COUNTERPART BY LANDLORD TO THE OTHER PARTIES HERETO.

EXECUTED in multiple counterparts, each of which shall have the force and effect of an original, on this the 27th day of December 2011.

WEINGARTEN/LUFKIN, INC.,		BOYD COMMERCIAL LLC
a Texas corporation

By:	/s/ Jeffrey A. Tucker	By:	/s/ J. Michael Boyd
Name:	Jeffrey A. Tucker	Name:	J. Michael Boyd
Title:	Sr. Vice President/General Counsel	Title:	President

ADDRESS:	P. O. Box 924133	ADDRESS:	2200 West Loop South, Suite 525
	Houston, Texas 77292-4133		Houston, TX - 77027

	LANDLORD		BROKER

EXHIBIT “X”

Lease Commission Agreement between

Landlord and Broker

Page Two of Three

Hou – Ind

Exhibit A

Payment Schedule

Initial Term:

4% of the Gross Rent (hereinafter defined) to be paid through the initial term.

First Renewal:

4% of the Gross Rent to be paid during the first renewal term for any first renewal completed not pursuant to a renewal option or for a first renewal completed pursuant to a fair-market-value / prevailing rate renewal option

Expansion during the initial term:

4% of the additional Gross Rent paid on any expansion space not pursuant to any expansion option

Payment Timing

Initial Term:

100% within twenty (20) business days after the last to occur of the following (i) full execution and delivery of the Lease, (ii) full execution and delivery of this Agreement, (iii) Tenant’s payment of any Security Deposit and Advanced Rental and (iv) receipt of invoice by Landlord from Broker (including W-9 if not on file).

First Renewal:

100% within twenty (20) business days after the full execution and delivery of the first renewal and receipt by Landlord of the Base Rent for the first full calendar month for which Base Rent is due and payable after the Effective Date (as defined in the amendment) of the first renewal.

Expansion:

100% within twenty (20) business days after the full execution and delivery of the expansion amendment and receipt by Landlord of the Base Rent for the first full calendar month for which Base Rent is due and payable after the Effective Date (as defined in the amendment) of the expansion.

Definition of Gross Rent

As used herein, Gross Rent shall mean (i) the Base Rent (as defined in Article I.6 of the Lease) plus (ii) the Additional Rent, if any, based on the initial monthly amount payable (as defined in Article I.10 of the Lease). Gross Rent shall not include any future increases in Additional Rent payments, year-end bills or any other payment made by Tenant to Landlord.

EXHIBIT “X”

Lease Commission Agreement between

Landlord and Broker

Page Three of Three